UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
ORGANOGENESIS HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)
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ORGANOGENESIS HOLDINGS INC.

85 Dan Road

Canton, Massachusetts 02021

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2026 Annual Meeting of Stockholders, which is being held as follows:

Date:	June 15, 2026

Time:	11:00 a.m., Eastern time

Location:	Virtual annual meeting of stockholders conducted via live audio webcast at: www.virtualshareholdermeeting.com/ORGO2026

At the meeting, we will ask our stockholders to:

•

re-elect as our directors Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, Jon Giacomin, Gary S. Gillheeney, Sr., Michele Korfin, Arthur S. Leibowitz, Glenn H. Nussdorf, and Gilberto Quintero, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

•	approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement;

•	ratify the appointment of RSM US LLP as our independent registered public accounting firm for fiscal year 2026; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person (virtually), by proxy or via the internet or telephone. We have elected to hold our annual meeting via remote communication again this year. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/ORGO2026. Whether or not you plan to attend the virtual meeting, we ask that you promptly complete and return your proxy card by mail or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes.

You are entitled to participate in and submit questions in writing during the annual meeting if you were a stockholder as of the close of business on April 23, 2026. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.com/ORGO2026, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. Online check-in will begin 15 minutes before the scheduled meeting start time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number. A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/ORGO2026.

Only holders of record of shares of our (i) Common Stock and (ii) Convertible Preferred Stock, in each case, as of the close of business on April 23, 2026 are entitled to receive notice of the 2026 Annual Meeting and to vote at the 2026 Annual Meeting or at any postponement(s) or adjournment(s) of the 2026 Annual Meeting.

By order of the Board of Directors,

William R. Kolb

Secretary

April 30, 2026

*****************

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy card or vote by internet or telephone, whether or not you plan to attend the virtual annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2026

This proxy statement and our fiscal year 2025 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – SEC Filings” section of our website, www.organogenesis.com, and at www.proxyvote.com.

INFORMATION ABOUT THE MEETING

The Meeting

The 2026 Annual Meeting of Stockholders of Organogenesis Holdings Inc. will be held virtually at 11:00 a.m., Eastern time, on Monday, June 15, 2026 at www.virtualshareholdermeeting.com/ORGO2026. At the meeting, stockholders of record on the record date for the meeting who are present (virtually) or represented by proxy will have the opportunity to vote on the following matters:

•

the re-election of Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, Jon Giacomin, Gary S. Gillheeney, Sr., Michele Korfin, Arthur S. Leibowitz, Glenn H. Nussdorf, and Gilberto Quintero, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified (the “Election of Directors Proposal”);

•	approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement (the “Say-on-Pay Proposal”); and

•	the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending on December 31, 2026 (the “Auditor Ratification Proposal”).

Our board of directors does not intend to present to the annual meeting any business other than the proposals described in this proxy statement. Our board of directors was not aware, as of a reasonable time before making this proxy statement available to our stockholders, of any other business that properly may be presented for action at the annual meeting. If any other business should come before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

This Proxy Solicitation

This proxy statement and the enclosed proxy card are being furnished because our board of directors is soliciting your proxy to vote at the annual meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

The proxy materials, including this proxy statement and our fiscal year 2025 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – SEC Filings” section of our website, www.organogenesis.com, and at www.proxyvote.com on or about April 30, 2026.

Who May Vote

Holders of record of our Common Stock at the close of business on April 23, 2026 are entitled to one vote per share of Common Stock on each proposal properly brought before the annual meeting. Holders of record of our Convertible Preferred Stock at the close of business on April 23, 2026 are entitled to vote together as a single class with the holders of Common Stock on each matter submitted for a vote or consent by the holders of Common Stock on an as-converted to Common Stock basis. At the close of business on April 23, 2026, our

130,000 outstanding shares of Convertible Preferred Stock were convertible into an aggregate of 38,470,359 shares of Common Stock.

A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/ORGO2026. In addition, you may contact our Chief Administrative and Legal Officer, Lori Freedman, at our offices located at 85 Dan Road, Canton, MA 02021, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, on any business day from June 5, 2026 to the time of the annual meeting.

How to Vote

If your shares are registered in your name, you may vote online while virtually attending the annual meeting by visiting www.virtualshareholdermeeting.com/ORGO2026 or by proxy without attending the meeting. Registered stockholders may also vote by telephone or on the internet prior to the meeting by following the instructions included with your proxy card mailed to you on or about April 30, 2026. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received in the postage-paid return envelope. If you vote in accordance with any of the available methods, your shares will be voted at the meeting pursuant to your instructions. If you sign and return the proxy card or vote by telephone or on the internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the board of directors given below.

Shares Held by Brokers or Nominees

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the internet prior to the meeting.

If your shares are registered in your name or, in certain instances, if your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the meeting, you will need to access the live audio webcast of the meeting at www.virtualshareholdermeeting.com/ORGO2026 and follow the instructions for stockholder voting.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposal 1, the Election of Directors Proposal and Proposal 2, the Say-on-Pay Proposal, are both “non-routine” proposals. If you do not instruct your broker how to vote with respect to such proposals, your broker will not vote on such proposals and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on such proposals. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 3, the Auditor Ratification Proposal, is considered to be a routine item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If a broker or nominee holds your shares in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposal 1 and Proposal 2, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum Required to Transact Business

At the close of business on April 23, 2026, a total of 167,144,907 shares of Common Stock were entitled to vote, which includes (i) 128,674,548 outstanding shares of our Common Stock and (ii) 38,470,359 shares of our Common Stock upon conversion of our Convertible Preferred Stock. Our bylaws require that holders of record of a majority in voting power of the shares entitled to vote at a meeting of stockholders be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple stockholders in one household. If you would like to receive your own set of proxy statements, annual reports and related materials, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee, or Broadridge Investor Communication Solutions, Inc. by sending such request by mail to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-866-540-7095.

To request a printed copy of the proxy statement, annual report and form of proxy relating to this stockholder meeting or future stockholder meetings, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above.

May I change my vote?

If you are a registered stockholder, you may change your vote or revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by virtually attending the meeting and voting online during the meeting. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.

What vote is required to approve each proposal?

Proposal 1 – Election of Directors Proposal. The affirmative vote of the holders of a plurality of the shares represented in person or by proxy is required for the Election of Directors Proposal. Broker non-votes and proxies marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director indicated. The nine director nominees receiving the highest number of votes will be elected.

Proposal 2 – Say-on-Pay Proposal. The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the Say-on-Pay Proposal. Abstentions and broker non-votes will have no effect on the voting outcome. The Say-on-Pay Proposal is a non-binding proposal.

Proposal 3 – Auditor Ratification Proposal. The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the Auditor Ratification Proposal. Abstentions and broker non-votes will have no effect on the voting outcome. The Auditor Ratification Proposal is a non-binding proposal.

Where is the meeting held?

The annual meeting will be conducted via live audio webcast at: www.virtualshareholdermeeting.com/ORGO2026. You will be able to participate, submit questions and vote your shares electronically. To do so, you will need to visit www.virtualshareholdermeeting.com/ORGO2026 and use the 16-digit control number provided with the voting instructions.

Please allow ample time for the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.

How do I submit a question at the annual meeting?

If you wish to submit a question on the day of the annual meeting, beginning at 10:45 a.m., Eastern Time on June 15, 2026, you may login and ask a question at www.virtualshareholdermeeting.com/ORGO2026. The annual meeting will be governed by our meeting guidelines posted at www.virtualshareholdermeeting.com/ORGO2026 in advance of the meeting. The meeting guidelines will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

No Appraisal Rights

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the meeting is the re-election of our directors. Our board of directors has fixed the number of directors at ten, nine of whom are to be elected at the 2026 Annual Meeting. The board of directors has approved Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, Jon Giacomin, Gary S. Gillheeney, Sr., Michele Korfin, Arthur S. Leibowitz, Glenn H. Nussdorf, and Gilberto Quintero as nominees for election as Common Directors (as defined below) at the 2026 Annual Meeting. Substantially concurrent with the 2026 Annual Meeting, we also expect that Garrett Lustig will be re-elected to the Board as a Preferred Director (as defined below) upon the affirmative vote of the holders of Convertible Preferred Stock, resulting in a total of ten directors. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until their successors are elected and qualified. At each Annual Meeting of Stockholders, each of our directors is elected until the next annual meeting to succeed the directors whose terms are then expiring.

The following table sets forth certain information as of April 10, 2026, regarding our directors:

Name	Age	Position(s)
Robert Ades	52	Director
Michael J. Driscoll(1)(2)	65	Director
Prathyusha Duraibabu(2)(4)	47	Director
Jon Giacomin(1)(2)(3)	61	Director, Chair of Nominating Committee
Gary S. Gillheeney, Sr.	71	Chair of the Board, President and Chief Executive Officer
Michele Korfin(3)(4)	54	Director, Chair of Compensation Committee
Arthur S. Leibowitz(2)(3)	72	Lead Independent Director and Chair of Audit Committee
Garrett Lustig(1)(3)(4)	36	Director
Glenn H. Nussdorf	71	Director
Gilberto Quintero(1)(4)	61	Director, Chair of Research and Development Committee

(1)	Member of the Nominating Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Research & Development Committee.

Information Regarding Preferred Director to Be Elected by Holders of Our Convertible Preferred Stock

On November 12, 2024, in connection with the sale of Convertible Preferred Stock to Avista Healthcare Partners III, L.P. and AHP III Orchestra Holdings, L.P. (collectively, “Avista”), as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company agreed that, for so long as Avista holds outstanding shares of Convertible Preferred Stock convertible into shares of Common Stock representing at least 5.0% of the Company’s then-outstanding shares of Common Stock, the holders of a majority of the outstanding shares of Convertible Preferred Stock, voting together as a separate class, shall have the right to elect one member of the board of directors (the “Preferred Director”), who, the Company agreed, will also serve on each committee of the Board for which such director is qualified under applicable law and Nasdaq rules and regulations. Additionally, at all times that Avista holds any outstanding shares of Convertible Preferred Stock, Avista shall have a right to appoint one Board observer. At Avista’s option, following conversion of the Convertible Preferred Stock, Avista will have the same director and Board observer rights for so long as Avista holds shares of Common Stock issued upon conversion representing at least 5.0% of the Company’s then-outstanding shares of Common Stock. The Preferred Director will not be a member of any class of directors that is elected by the holders of Common Stock (the “Common Directors”). The current Preferred Director is Garrett Lustig.

Garrett Lustig has been a member of our board of directors since 2024. Mr. Lustig joined Avista Healthcare Partners in 2015 and serves as a Partner. Prior to joining Avista, Mr. Lustig worked in investment banking at Centerview Partners. Mr. Lustig currently serves as a director at ACP Northern Holdings, EBi Bone Healing, eMolecules, Taconic Biosciences and Terrats Medical, and previously served as a director at Solmetex, Spear Education, United BioSource Corporation and XIFIN. Mr. Lustig received a B.S. in Economics from Duke University. We believe Mr. Lustig is qualified to serve on our board of directors due to his investment and financial experience.

Information Regarding the Nominees for Election as Common Directors

Robert Ades has been a member of our board of directors since 2020. Mr. Ades has been a Principal of Rugby Realty Co., Inc. since 2005. Mr. Ades has over twenty years of experience in commercial real estate. Mr. Ades received a B.A. in English Literature from the University of Michigan. We believe Mr. Ades is qualified to serve on our board of directors due to his business experience and the Ades family’s long term significant ownership interest in the Company. Mr. Ades is the son of Alan A. Ades.

Michael J. Driscoll, Ed.D. has served as a member of our board of directors since 2022. Dr. Driscoll is currently the Dean of the Nicolais School of Business at Wagner College and has previously served as Dean of the Richard J. Bolte, Sr. School of Business at Mount St. Mary’s University from 2018 until 2021. From 2010 to 2018, Dr. Driscoll was a professor of finance and economics at the Robert B. Willumstad School of Business at Adelphi University. Prior to his career in education, Dr. Driscoll worked for 28 years in the financial services industry. Among his career highlights during this period, he served as the Global Head of Trading for Geosphere Capital LLC, a hedge fund focused on global natural resources and industrials, from 2007 to 2010 and as a Senior Managing Director of Equity Trading at Bear, Stearns & Co. Inc., a global investment bank, from 2002 to 2007. Dr. Driscoll received a B.S. in Marine Transportation from SUNY Maritime College, an M.B.A. from Adelphi University and an Ed.D. from the University of Pennsylvania. We believe Dr. Driscoll is qualified to serve on our board of directors due to his experience in finance and economics.

Prathyusha Duraibabu has been a member of our board of directors since 2021. She serves as Chief Financial Officer and Chief Operating Officer of Unlearn.AI, a technology company using AI and digital twins to predict patient outcomes, transforming clinical development today and the future of precision health. She partners with the CEO and leadership team to scale the business, bringing deep expertise in building and leading organizations from early commercialization through public company scale. Prior to Unlearn, Ms. Duraibabu served as Chief Financial Officer of Sangamo Therapeutics, where she built the financial and operational infrastructure to support the company’s strategic evolution, leading all financial activities while establishing teams across FP&A, controllership, audit, procurement, and compliance. Before Sangamo, she spent nine years at Pacific Biosciences, where she was instrumental in the company’s IPO, product commercialization, and international expansion, supporting multiple capital raises and scaling operations across a decade of significant growth. She holds a B.S. in Accounting from Oxford Brookes University and an M.B.A. from San Jose State University and is a Certified Public Accountant in the State of California. We believe that Ms. Duraibabu is qualified to serve on our board of directors due to her breadth of financial, operational, and compliance experience in various industries including biotechnology.

Jon Giacomin has been a member of our board of directors since 2021. Mr. Giacomin serves as the Chief Operating Officer of the American Medical Association (“AMA”), a position he has held from January 2023 to present. Before joining the AMA, Mr. Giacomin served as the Chief Executive Officer of U.S. Anesthesia Partners, Inc. (“USAP”), a privately-owned, single-specialty anesthesia practice, from 2019 until 2021. Prior to joining USAP, Mr. Giacomin held various leadership positions at Cardinal Health, Inc. (NYSE: CAH) from 2001 to 2019, a leading distributor of pharmaceuticals, global manufacturer and distributor of medical and laboratory products and provider of performance and data solutions for health care facilities. Mr. Giacomin most recently served as Chief Executive Officer of Cardinal Health’s Medical Segment and previously served as Chief Executive Officer of its Pharmaceutical Segment from 2014 to 2018. Mr. Giacomin began his career as a Nuclear

Engineer and Surface Warfare Officer in the U.S. Navy and subsequently held positions at Sotera Health Company (Nasdaq: SHC) and Griffith Micro Science International Inc. before joining Cardinal Health. Mr. Giacomin received a B.S. in Mechanical Engineering from the University of Notre Dame, and an MBA in Finance from the University of Chicago’s Booth School of Business. We believe that Mr. Giacomin is qualified to serve on our board of directors due to his experience in business management and experience working with public and private companies in the healthcare industry.

Gary S. Gillheeney, Sr. has served as our President and Chief Executive Officer since 2014, as a member of our board of directors since 2018 and as Chair of our board of directors since 2023. Previously, he served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer from 2003 to 2014 and as our Chief Financial Officer from 2002 to 2003. Prior to joining Organogenesis, Mr. Gillheeney held executive positions at Innovative Clinical Solutions, Ltd., a provider of decision support and clinical knowledge solutions to healthcare staff, from 1999 to 2002, as its Chief Operating Officer, Chief Financial Officer, as well as Treasurer and Secretary. Prior to joining Innovative Clinical Solutions, Mr. Gillheeney held positions as Senior Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary at Providence Energy Corporation. Mr. Gillheeney has a B.S. in Accounting from American International College and an M.B.A. from Bryant College. We believe that Mr. Gillheeney is qualified to serve on our board of directors due to his service as our President and Chief Executive Officer and his extensive knowledge of our company and industry.

Michele Korfin has been a member of our board of directors since 2022. Ms. Korfin is currently serving as the Chief Executive Officer for Australis Pharmaceuticals, a private oncology biotechnology company. Ms. Korfin served as the Chief Operating and Chief Commercial Officer of Gamida Cell Ltd. (Nasdaq: GMDA) from 2020 to 2024. While at Gamida Cell Ltd., Ms. Korfin was responsible for leading the operations strategy and execution for Omisirge, the only allogeneic stem cell therapy approved by the U.S. Food and Drug Administration (FDA) on the basis of a global randomized Phase 3 trial. Ms. Korfin also oversaw Omisirge launch initiatives. She also provided oversight for the operations and commercial strategy for the Natural Killer Cell platform. Prior to joining Gamida Cell, Ms. Korfin served as Chief Operating Officer at TYME Technologies, Inc. (Nasdaq: TYME), a biotechnology company focused on therapeutic candidates that target cancer metabolism, from 2018 until 2020. From 2016 until 2018, she was Vice President of Market Access at Kite Pharma, Inc., or Kite, a biotechnology company engaged in the development of cancer immunotherapy products that is now part of Gilead Sciences. At Kite, she oversaw the market access strategy, including payer relations, reimbursement and government affairs for Yescarta®, the first approved CAR-T therapy in lymphoma. She also worked closely with the manufacturing and supply chain teams at Kite to prepare for FDA approval and commercialization. Before joining Kite, Ms. Korfin spent more than a decade at Celgene Corporation (now part of Bristol Myers Squibb) in a variety of key strategic and operational roles, including overseeing the global development programs for Revlimid®, a therapy approved for patients with certain hematologic malignancies. She also led Celgene Corporation’s oncology sales force of over 120 representatives responsible for Abraxane®, which is now a standard of care in pancreatic cancer. Ms. Korfin currently serves as a director at Neovance, an Arsenal Capital Partners portfolio company. Ms. Korfin holds an M.B.A. from Harvard Business School and a B.S. in Pharmacy from Rutgers University. She is a Registered Pharmacist in New Jersey. She previously served on the Board of Trustees of BioNJ, the organization that represents the biotechnology industry for New Jersey. We believe that Ms. Korfin is qualified to serve on our board of directors due to her experience in business management and experience working with public and private companies in the pharmaceutical industry.

Arthur S. Leibowitz has been a member of our board of directors since 2018 and has served as Lead Independent Director since 2023 and chair of the Audit Committee since 2018. Mr. Leibowitz is a clinical professor at the Robert B. Willumstad School of Business at Adelphi University, where he teaches courses in accounting and auditing to both graduate and undergraduate students. Mr. Leibowitz began as an adjunct professor at Adelphi University in 2008, became a full-time lecturer in 2010 and was promoted to clinical professor in 2013. Mr. Leibowitz previously served as a member of the board of directors and the audit committee of Arotech Corporation (formerly on Nasdaq: ARTX) from 2009 to 2014. Before joining Adelphi University, Mr. Leibowitz was an audit and business assurance partner at PricewaterhouseCoopers. During his twenty-seven years at PwC, Mr. Leibowitz served in a national leadership role for PwC’s retail industry group and was the portfolio audit partner for one of PwC’s leading private equity firm clients. Mr. Leibowitz is a certified public accountant in New York State and received a B.S. in accounting from Brooklyn College and a Masters of Accountancy from Stetson University. We believe that Mr. Leibowitz is qualified to serve on our board of directors due to his experience working with public and private companies on corporate finance and accounting matters.

Glenn H. Nussdorf has served as a member of our board of directors since 2003. Mr. Nussdorf has served as Chief Executive Officer of Quality King Distributors, Inc., a distributor of health and beauty care products and prescription drugs, and its subsidiary QK Healthcare, Inc., since 1999. Previously, Mr. Nussdorf served as Chief Operating Officer of Quality King from 1997 to 1998 and as a Senior Vice President from 1994 to 1996. Mr. Nussdorf is also a major stockholder of Parlux Holdings, Inc., a vertically integrated wholesale distributor and specialty retailer of perfumes and fragrances. Since 2017, Mr. Nussdorf has also served as a member of the board of directors of Parlux Holdings, Inc. We believe Mr. Nussdorf is qualified to serve on our board of directors due to his investment and financial experience, his expertise in business management and his long term significant ownership interest in the Company.

Gilberto Quintero has been a member of our board of directors since 2022. Dr. Quintero has served as Global Chief Quality Officer at Kimberly-Clark Corporation (NASDAQ: KMB) since 2019. He previously served as the Chief Quality and Regulatory Affairs Officer for Pharmaceuticals and Medical Devices at Cardinal Health, Inc. (NYSE: CAH) from 2015 to 2019. Dr. Quintero’s experience also includes eleven years at Wyeth/Pfizer where he had technical leadership positions in R&D, Quality and Technical Operations. Dr. Quintero received his PhD in Chemistry from Texas A&M University, his M.B.A. from the University of Tennessee at Chattanooga and his Bachelor of Science in Chemistry from Catholic University of Puerto Rico. We believe that Dr. Quintero is qualified to serve on our board of directors due to his experience in quality and regulatory roles and significant business experience.

If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the board of directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

The nine nominees receiving the greatest number of votes cast will be elected as Common Directors. Brokers may not vote shares they hold for you in the election of directors unless they receive timely voting instructions from you. We will not count votes withheld or broker non-votes as having been cast for the election of a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ROBERT ADES, MICHAEL J. DRISCOLL, PRATHYUSHA DURAIBABU, JON GIACOMIN, GARY S. GILLHEENEY, SR., MICHELE KORFIN, ARTHUR S. LEIBOWITZ, GLENN H. NUSSDORF AND GILBERTO QUINTERO AS DIRECTORS.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO

OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, or a “say-on-pay” vote. Under Section 14A of the Securities Exchange Act of 1934, we must hold this advisory vote at least once every three years. In light of the vote of our stockholders recommending annual say-on-pay votes at our 2022 Annual Meeting of Stockholders, we intend to continue to seek this input on an annual basis.

The say-on-pay vote is a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading “Executive Compensation,” and includes the “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation and the accompanying narrative disclosure, all as set forth in this proxy statement. The Executive Compensation section describes our compensation philosophy and objectives, how we determine executive compensation, the elements of total compensation and the actual compensation of our named executive officers identified in that section. The compensation committee and our board of directors believe that the policies and practices described in the “Executive Compensation” section of this proxy statement are effective in implementing our compensation philosophy and objectives and that the compensation of our named executive officers for 2025 reflects and supports those policies and practices.

The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the voting outcome. The say-on-pay vote is not binding on the compensation committee or our board of directors. However, the compensation committee and our board of directors will take into account the result of the vote when determining future executive compensation arrangements.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP currently serves as our independent registered public accounting firm and audited our financial statements for the fiscal year ended December 31, 2025. Our audit committee has retained RSM US LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2026. Detailed disclosure of the audit and tax fees we paid to RSM US LLP in 2025 and 2024 may be found in the “Information About Our Audit Committee and Independent Registered Public Accounting firm — Audit and Other Fees” section of this proxy statement.

Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our audit committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain RSM US LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of Organogenesis and our stockholders.

Representatives of RSM US LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Composition

Our board of directors currently consists of ten members, each of whom holds office until their successor has been elected and qualified or until the earlier of their resignation or removal. Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate of incorporation and bylaws also provide that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

As set forth in the Certificate of Designation governing the Convertible Preferred Stock, at all times when the holders of Convertible Preferred Stock hold outstanding shares of the Convertible Preferred Stock that are convertible into Common Stock representing at least five percent (5%) of the then-outstanding shares of Common Stock, the holders of Convertible Preferred Stock have the exclusive right, voting together as a separate class, to appoint and elect one director of the Company, which director is currently Garrett Lustig. We expect that the holders of our Convertible Preferred Stock will elect Garrett Lustig as a Preferred Director substantially concurrent with the 2026 Annual Meeting. In addition, while any Convertible Preferred Stock is outstanding, any increase to the size of the board of directors above eleven directors will require, and cannot be effected (either directly or indirectly, including as a result of a merger, consolidation or other similar or extraordinary transaction) without, the affirmative vote or consent of holders representing a majority of the then-outstanding shares of Convertible Preferred Stock.

Board Leadership

Gary S. Gillheeney, Sr. currently serves as our President, Chief Executive Officer and Chair of the Board. Our board of directors has determined that, at present, combining the positions of Chair of the Board and Chief Executive Officer serves the best interests of the Company and our stockholders. Our board of directors believes that our Chief Executive Officer’s extensive knowledge of our businesses, expertise and leadership skills make him a more effective Chair than an independent director.

Our board of directors has designated Mr. Leibowitz to serve as our Lead Independent Director. The Lead Independent Director will, among other functions, preside at all meetings of the board of directors at which the Chair is not present and will serve as a liaison between the Chief Executive Officer and the independent directors. The Lead Independent Director also presides at executive sessions of the independent directors.

Board Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

The Company has a standing audit committee consisting of Mr. Leibowitz, its chairperson, Dr. Driscoll, Ms. Duraibabu and Mr. Giacomin. From April 19, 2023 until June 23, 2025, the audit committee consisted of

Mr. Leibowitz, its chairperson, Ms. Duraibabu, Mr. Giacomin and Dr. Quintero. The audit committee is responsible for, among other matters: (i) reviewing and discussing with management and the independent auditor the annual and quarterly financial statements, and recommending to the board of directors whether the financial statements should be included in the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, as applicable; (ii) discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (iii) discussing with management major risk assessment and risk management policies including cybersecurity protocols; (iv) monitoring the independence of the independent auditor; (v) verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; (vi) reviewing and approving related-party transactions (as required pursuant to the Company’s related party transactions policy); (vii) inquiring and discussing with management the Company’s compliance with applicable laws and regulations; (viii) pre-approving all audit services and permitted non-audit services to be performed by the Company’s independent auditor, including the fees and terms of the services to be performed; (ix) appointing or replacing the independent auditor; (x) determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; (xi) engaging a third party firm to perform an internal audit function and discussing and agreeing upon audit strategy and the scope of the internal audit function; (xii) review the status of the Company’s capital expenditures, including its investment in an ERP system and the build-out of the Company’s leased facility in Smithfield, Rhode Island; and (xiii) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.

Our board of directors has determined that each member of the audit committee: (i) satisfies the Nasdaq independence standards and the independence standards of Rule 10A-3(b)(1) of the Exchange Act and (ii) meets the requirements for financial literacy under applicable rules and regulations of the SEC and Nasdaq. The board of directors has also determined that Mr. Leibowitz and Ms. Duraibabu each qualify as an “audit committee financial expert,” as defined by applicable rules of Nasdaq and the SEC.

The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The audit committee met four times during fiscal year 2025.

Compensation Committee

The Company has a standing compensation committee consisting of Ms. Korfin, its chairperson, Mr. Giacomin, Mr. Leibowitz and Mr. Lustig. From November 12, 2024 until June 23, 2025, the compensation committee consisted of Mr. Giacomin, its chairperson, Ms. Duraibabu, Ms. Korfin, Mr. Leibowitz and Mr. Lustig. All of the members of our compensation committee are independent under the applicable rules and regulations of Nasdaq, and each of them is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. Among other things, the compensation committee: (i) reviews and recommends for approval by the board of directors, executive officer compensation, including salary, bonus, and long term incentive compensation levels (including equity compensation) and the corporate goals and objectives relevant to executive officer compensation; (ii) oversees the evaluation of the chief executive officer and other executive officers of the Company; (iii) retains a recognized independent compensation consultant (that meets certain independence factors) to assess the competitiveness of the Company’s compensation levels and practice applicable to the executive officers and directors of the Company; (iv) reviews and makes recommendations to the board of directors with respect to the Company’s employee benefit plans, including all incentive-compensation plans and equity-based plans; (v) reviews and makes recommendations to the board of directors with respect to the compensation of independent directors, committee chairpersons, and committee members, consistent with any applicable requirements of the Nasdaq rules; (vi) reviews any stockholder proposals related to compensation matters and makes recommendations to the board of directors regarding those proposals; (vii) prepares and approves for inclusion in the Company’s annual proxy statement and annual report on Form 10-K the report on executive compensation, if required by the rules of the Securities and Exchange Commission; (viii) reviews and discusses with the Company’s management the compensation discussion and analysis (CD&A) section in the Company’s annual proxy statement, and based on such review and discussion, determines whether to recommend to the board of directors that the CD&A be so included; and (ix) reviews and discusses with management the Company’s plans and practices to provide that our compensation programs, plans or practices do not encourage employees to take unnecessary risk that could threaten the Company.

The compensation committee operates under a written charter adopted by the board of directors, which is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The compensation committee met nine times during fiscal year 2025.

For more information regarding the authority of our Compensation Committee, the extent of delegation to our Compensation Committee, our processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation for directors and executive officers, please see “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement.

Nominating Committee

The Company has a standing nominating committee consisting of Mr. Giacomin, its chairperson, Dr. Driscoll, Mr. Lustig and Dr. Quintero. From November 12, 2024 until June 23, 2025, the nominating committee consisted of Mr. Giacomin, its chairperson, Dr. Driscoll, Mr. Leibowitz and Mr. Lustig. The board of directors has determined that each director of the nominating committee is independent under the applicable rules and regulations of Nasdaq. The nominating committee is responsible for, among other matters: (i) identifying, reviewing, evaluating and communicating with candidates qualified to become board members or nominees for directors of the board of directors consistent with criteria approved by the board of directors; (ii) recommending to the board of directors the persons to be nominated for election as directors at any meeting of stockholders and the persons (if any) to be elected by the board of directors to fill any vacancies or newly created directorships that may occur between such meetings; (iii) overseeing the Company’s corporate governance functions and developing, recommending to the board of directors and updating as necessary a set of corporate governance guidelines applicable to the Company and assisting the board in complying with them; (iv) overseeing the evaluation of the board of directors; (v) recommending to the board of directors the members of the board of directors to serve on committees of the board of directors; and (vi) making other recommendations to the board of directors relating to the directors of the Company.

The nominating committee operates under a written charter adopted by the board of directors, which is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The nominating committee met one time during fiscal year 2025.

Research & Development Committee

The Company has a standing research and development committee that was formed in June 2025, consisting of Dr. Quintero, its chairperson, Ms. Duraibabu, Ms. Korfin and Mr. Lustig. The research and development committee is responsible for, among other matters: (i) assisting the board of directors in its oversight responsibilities relating to the Company’s innovation, research, and development strategies — particularly in the fields of regenerative medicine, wound care, and advanced cell and tissue-based therapies; (ii) evaluating and advising on the Company’s clinical-stage pipeline and the development strategies being implemented to achieve approval of products in the Company’s pipeline; (iii) assessing the overall quality of the Company’s research and development programs to maintain product flow; and (iv) keeping the board of directors apprised of this evaluation and assessment process and making appropriate recommendations.

The research and development committee operates under a written charter adopted by the board of directors. The research and development committee met three times during fiscal year 2025.

Compensation Committee Interlocks and Insider Participation

All of the members of our compensation committee, Ms. Korfin, its chairperson, Mr. Giacomin, Mr. Leibowitz and Mr. Lustig, are independent under the applicable rules and regulations of Nasdaq, and each of them is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.

As disclosed herein, decisions about the compensation of our executive officers are made by our board of directors based upon the recommendation of our compensation committee. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve as members of the Company’s compensation committee or board of directors. None of the members of our board of directors is an officer or employee of our company nor has any of them ever been an officer or employee of our company, in each case, other than Mr. Gillheeney.

Code of Ethics and Conduct; Corporate Governance Guidelines

We have adopted a written code of ethics and conduct that applies to our directors, executive officers and employees, as well as corporate governance guidelines. Copies of the code of ethics and conduct and our corporate governance guidelines are posted on the Investor Relations (Investors & Media > Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. If we make any substantive amendments to the code of ethics and conduct or grant any waivers from the code of ethics and conduct for any executive officer or director, we will disclose the nature of such amendment or waiver on our website or in a Form 8-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2025 our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, except for (i) one late Form 4 for Rob Cavorsi, filed on March 12, 2025, relating to withholding of shares for tax purposes upon vesting of restricted stock units on March 9, 2025, (ii) one late Form 4 for Glenn Nussdorf, filed on November 3, 2025, relating to the purchase and sale of shares of our Class A common stock by the Glenn Nussdorf 10 Year Follow On Trust Dated 11-1-1998 on March 14, 2025, March 15, 2025, June 9, 2025 and June 10, 2025, and (iii) one late Form 4 for Brian Grow, filed on April 24, 2026, relating to the exercise of a stock option on January 10, 2025.

Meetings of the Board of Directors

Our board of directors met eight times during fiscal year 2025. No director attended fewer than 75 percent of the aggregate number of meetings of the board of directors and of any committee of the Board on which he or she served, in each case held during the period in which he or she served as a director, in fiscal year 2025, other than Alan A. Ades (whose term ended on June 23, 2025) and Glenn H. Nussdorf.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend our annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Nominations

Our nominating committee is currently comprised of Mr. Giacomin, its chairperson, Dr. Driscoll, Mr. Lustig and Dr. Quintero. Each year, the nominating committee recommends to our board of directors and our board of directors proposes to our stockholders a slate of director nominees for election at the Annual Meeting of Stockholders. In identifying and evaluating candidates for membership on the board of directors, the nominating committee may take into account all factors it considers appropriate, which may include experience, qualifications, attributes, skills, diversity and other characteristics in the context of the current make-up of the board of directors and the needs of the board of directors given the circumstances of the Company. Stockholders may also recommend candidates for election to the board of directors, as described below. We do not have a formal diversity policy for directors. The nominating committee identifies director candidates based on input provided by a number of sources, including from members of the board of directors, stockholders and members of management.

Our nominating committee has the authority to utilize, and from time to time engages, third party advisors, as appropriate, to assist in enhancing our corporate governance standards. Services provided by third party advisors have generally included an assessment of the performance and effectiveness of our board of directors.

The board of directors and nominating committee value the input of stockholders in identifying director candidates. Accordingly, the nominating committee considers recommendations for director candidates submitted by stockholders using substantially the same criteria it applies to recommendations from directors and members of management. Any such nominations should be submitted to the board of directors by mail in care of the Company’s Corporate Secretary at 85 Dan Road, Canton, Massachusetts 02021 and be accompanied by the information required by the bylaws. The written recommendation should be submitted within the time frame described in the bylaws.

Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors should send correspondence to the attention of our Corporate Secretary at our offices located at 85 Dan Road, Canton, Massachusetts 02021, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder, the number of shares held and the address, telephone number and e-mail address, if any, of the stockholder. Our Corporate Secretary will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board of directors or a committee thereof. Our Corporate Secretary will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Corporate Secretary, our board of directors may elect to adopt more elaborate screening procedures.

Director Compensation

Our board of directors has approved a compensation program under which our independent directors (currently Dr. Driscoll, Ms. Duraibabu, Mr. Giacomin, Ms. Korfin, Mr. Leibowitz, Mr. Lustig and Dr. Quintero) are entitled to receive the following annual retainer and committee fees for their service as directors:

•	for service as a director, other than as lead independent director, an annual retainer of $55,000 ($67,500 effective April 1, 2026);

•	for service as lead independent director, an annual retainer of $85,000 ($112,500 effective April 1, 2026);

•	for service as a chair of the audit committee, $40,000 ($25,000 effective as of April 1, 2026);

•	for service as a member of the audit committee other than as chair, $10,000;

•	for service as a chair of the compensation committee, $20,000;

•	for service as a member of the compensation committee other than as chair, $10,000;

•	for service as a chair of the nominating committee, $15,000;

•	for service as a member of the nominating committee other than as chair, $7,500;

•	for service as a chair of the research and development committee, $20,000; and

•	for service as a member of the research and development committee other than as chair, $10,000.

Retainer and committee fees are paid in arrears. The independent directors who served on our board of directors in fiscal year 2025 were Messrs. Driscoll, Giacomin, Leibowitz, Lustig and Quintero, and Mses. Duraibabu and Korfin. We make an annual equity award to each of our independent directors, typically vesting on or about the one year anniversary of the date of grant, subject to continued service. The number of shares subject to such equity awards is determined each year by the board of directors in their discretion. In February 2025, the board of directors approved an annual equity award with a grant date fair value of $175,000 consisting of 49,575 restricted stock units to our independent directors who were directors at such time, which vested on February 15, 2026. In February 2026, the board of directors approved an annual equity award with a grant date fair value of $187,500 consisting of 48,828 restricted stock units to our independent directors who were directors at such time, which will vest on February 15, 2027. All non-employee directors are reimbursed for customary business expenses incurred in connection with attending board and committee meetings.

The following table sets forth information regarding compensation awarded to, earned by or paid to our non-employee directors in connection with their service for the year ended December 31, 2025. We do not pay any compensation to our President and Chief Executive Officer in connection with his service on our board of directors. See “Executive Compensation” for a discussion of the compensation of Mr. Gillheeney.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Alan A. Ades(3)	—	—	—
Robert Ades	—	—	—
Prathyusha Duraibabu	74,808	175,000	249,808
Michael Driscoll	67,692	175,000	242,692
David Erani(3)	—	—	—
Jon Giacomin	94,808	175,000	269,808
Michele Korfin	75,192	175,000	250,192
Arthur S. Leibowitz	138,606	175,000	313,606
Garrett Lustig	77,500	175,000	252,500
Glenn H. Nussdorf	—	—	—
Gilberto Quintero	73,702	175,000	248,702

(1)	Represents amount earned or paid for service as a director during fiscal year 2025.
(2)

Represents the grant date fair value of restricted stock unit awards granted in fiscal year 2025. See Note 15 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of restricted stock unit awards in fiscal year 2025. The fair value of the restricted stock units was based on the fair market value of the Company’s stock on the date of grant.

(3)	Each of Messrs. Alan A. Ades and David Erani did not stand for reelection at the 2025 Annual Meeting and, accordingly, their service as a director concluded effective June 23, 2025.

The table below shows the aggregate number of option awards and restricted stock unit awards held as of December 31, 2025 by each of our current non-employee directors who was serving as of that date.

Name	Number of Shares Underlying Options Outstanding at December 31, 2025	Stock Awards Outstanding at December 31, 2025
Robert Ades	—	—
Prathyusha Duraibabu	—	49,575
Michael Driscoll	—	49,575
Jon Giacomin	—	49,575
Michele Korfin	—	49,575
Arthur S. Leibowitz	30,000	49,575
Garrett Lustig	—	49,575
Glenn H. Nussdorf	—	—
Gilberto Quintero	—	49,575

We and each of our independent directors entered into a Change in Control Retention Agreement (the “Director Change in Control Agreement”). Pursuant to the Director Change in Control Agreement, if the director is serving on our board of directors immediately prior to a Change in Control, the director will receive full acceleration of the vesting of any time-based equity awards held by the director.

Our Management

The following table sets forth information with respect to our executive officers as of April 10, 2026:

Name	Age	Position
Gary S. Gillheeney, Sr.	71	President, Chief Executive Officer and Chair of the Board
David C. Francisco	60	Chief Financial Officer
Patrick Bilbo	64	Chief Operating Officer
Robert Cavorsi	47	Vice President, Strategy
Lori Freedman	59	Chief Administrative and Legal Officer
Brian Grow	50	Chief Commercial Officer
Antonio S. Montecalvo	60	Vice President, Health Policy

For biographical information concerning Gary S. Gillheeney, Sr., see “Proposal 1-Election of Directors.”

David C. Francisco has served as our Chief Financial Officer since 2021. Prior to joining Organogenesis, he spent twenty years at PerkinElmer, Inc., most recently serving as Vice President and Treasurer from 2017 until 2021. Mr. Francisco also served as interim Chief Financial Officer of PerkinElmer’s Discovery and Analytical Sciences segment for part of 2017, and from 2014 until 2016 he served as Vice President and Treasurer of PerkinElmer, as a Financial and Planning Analysis leader at PerkinElmer and as Chief Financial Officer of PerkinElmer’s Human Health business. Mr. Francisco holds an M.B.A. in Finance from Bentley College and a B.S. in Industrial Engineering & Operations Research from the University of Massachusetts, Amherst.

Patrick Bilbo has served as our Chief Operating Officer since 2017. Previously, he served as our Senior Vice President, Regulatory, Government Affairs & Administration and other executive positions from 1999 to 2017. Prior to re-joining Organogenesis, from 1993 to 1998, he held Clinical Research and Regulatory positions at Cytyc Corporation (Hologic) and Stryker Corporation. From 1987 to 1992, he was in the Research and Development department at Organogenesis. Mr. Bilbo earned an M.B.A. from the Boston University Questrom

School of Business, an M.A. in Biology and an M.A. in Technology Strategy & Policy from the Boston University Graduate School of Arts & Sciences, and a B.S. degree in Biology from Syracuse University.

Robert Cavorsi has served as our Chief Business Officer since 2025. With over 20 years of experience at Organogenesis, he served as Vice President, Strategy from 2021 to 2025, Executive Director, Commercial Development and Strategy from 2020 to 2021, Senior Director, Sales from 2018 to 2020, and Director, Sales Performance and Operations from 2016 to 2017. He served as Director, Sales Operations — Neurology at Sunovion Pharmaceuticals from 2015 to 2016. Before this, Mr. Cavorsi held various roles of increasing responsibility at Organogenesis in Sales, Marketing, National Accounts, and Business Relations from 2004 to 2015. Prior to joining Organogenesis, Mr. Cavorsi served as Product Specialist and Wound Care Sales Specialist at PDI, Inc. in 2003 and as a Tissue Engineering Specialist for Novartis from 2002 to 2003. Mr. Cavorsi holds a B.S. in Health Policy and Administration from The Pennsylvania State University.

Lori Freedman has served as our Chief Administrative and Legal Officer since March 2023. She became our General Counsel in 2017 and was our Vice President and General Counsel from 2018 until her promotion in March 2023. Previously, she served as Vice President, Corporate Affairs, General Counsel and Secretary of pSivida Corp. (n/k/a EyePoint Pharmaceuticals), a specialty biopharmaceutical company, from 2005 to 2016, as Vice President, Corporate Affairs, General Counsel and Secretary of Control Delivery Systems, a biotechnology company, from September 2001 to December 2005 (when it was acquired by pSivida Corp.), as Vice President, Business Development of Macromedia, a computer software company, from March 2001 to September 2001, and as Vice President, General Counsel for Allaire Corporation, a computer software company, from 1998 to 2001. Ms. Freedman holds a J.D. from the Boston University School of Law and a B.A. in economics and psychology from Brandeis University.

Brian Grow has served as our Chief Commercial Officer since 2017. Since 2004, he has served in a number of roles at Organogenesis with increasing responsibility, including as our Director of Sales, Commercial Operations, from 2013 to 2016, Associate Director, Marketing, from 2012 to 2013, Project Manager-Apligraf from 2011 to 2013, Regional Sales Manager from 2006 to 2011 and Tissue Regeneration Specialist from 2004 to 2006. Prior to joining Organogenesis, he was a pharmaceutical sales representative for Bristol-Myers Squibb from 2003 to 2004 and a Tissue Engineering Specialist for Innovex/Novartis from 2000 to 2003. Mr. Grow earned a B.A. in Psychology from William Jewell College.

Antonio S. Montecalvo has served as our Vice President, Health Policy since 2022. Previously, he served as our Vice President, Health Policy and Contracting from 2017 to 2021. Since 2003, he has served in various roles at Organogenesis, including as Director of Customer Support Services from 2003 to 2006. Prior to joining Organogenesis, Mr. Montecalvo served as Director of Accounting for Innovative Clinical Solutions, LTD from 2000 to 2003, as Senior Contracts Specialist for UnitedHealth Group from 1996 to 2000 and as a Senior Accountant for Piccerelli, Gilstein & Company, LLP from 1994 to 1996. Mr. Montecalvo holds a B.S. in Accounting from the University of Rhode Island.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our executive compensation program, including its design and objectives, as well as the rationale applied and the decisions made under our program with respect to the compensation paid or awarded in fiscal year 2025 to our Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and our three most highly compensated executive officers other than the PEO and PFO who were serving as executive officers at the end of the last completed fiscal year. We refer to these individuals as our named executive officers, or NEOs. For fiscal year 2025 our NEOs included Mr. Gillheeney, Mr. Francisco, Mr. Bilbo, Ms. Freedman and Mr. Grow. Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned by these individuals in fiscal year 2025. The discussion below is intended to help you understand the detailed information provided in those tables and to put that information into context based on our overall compensation program for our NEOs.

The compensation of our executive officers is determined by our board of directors based upon the recommendation of our compensation committee. Our formal annual compensation review process generally takes place during the first quarter of each fiscal year, after the results of the previous fiscal year are known. Annual cash bonuses for the completed fiscal year, if any, and long-term equity-based incentive compensation awards, if any, are awarded by the board of directors based upon the recommendation of the compensation committee, generally during the first quarter of each fiscal year, after a review of the previous fiscal year’s results.

Our Executive Compensation Philosophy

The objectives of the Company’s executive compensation program are to align compensation with business objectives, individual performance, and the interests of the Company’s stockholders; motivate and reward high levels of performance; recognize and reward the achievement of Company goals; and enable the Company to attract, retain, and reward the highest quality executive talent.

Accordingly, the Company’s practice is to provide total compensation that is competitive with its peer companies. The compensation program is based on individual and Company performance and includes components that reinforce the Company’s incentive and retention-related compensation objectives. The principal components of our NEO compensation program are base salary, annual cash bonuses, long-term equity-based incentive compensation and benefits. Cash bonuses are included to encourage and reward effective performance relative to the Company’s near-term plans and objectives. Equity incentives are included to promote longer-term focus by providing meaningful opportunities to participate in future value creation, to help retain key contributors and to align the interests of the Company’s executives and stockholders.

We believe that the design of our executive compensation program, with its emphasis on reward for achievement of the key objectives that comprise our annual and long-term business plan, does not create incentives for our executives to take excessive or unnecessary risks that could threaten the value of our company.

Role of Compensation Committee

The compensation committee, which currently consists of four of our nine non-employee directors, is responsible for recommending to the board of directors the compensation philosophy and policies of the Company in general and for its executive officers in particular. In addition, the compensation committee makes recommendations to the board of directors with respect to base salary, annual cash bonuses and long-term equity incentives for our executive officers. Our compensation committee also makes recommendations to our board of directors, based on recommendations made by our compensation consultant, regarding independent director compensation.

Role of Compensation Consultant

In connection with its recommendations to the board of directors, the compensation committee retains an independent compensation consultant to assess the competitiveness of the Company’s compensation levels and practice applicable to the Company’s executive officers. This consulting firm also reviews the fees and equity awards for independent directors. These services include recommendations regarding our compensation practices and, based on direction from our compensation committee, detailed analyses and recommendations based on the percentile rankings of comparable executives, as well as independent directors, in our peer group companies. Nonetheless, the determinations made by the members of our compensation committee and board of directors are guided to a significant degree by their collective judgment and experience. During fiscal year 2025, the compensation committee engaged Pearl Meyer & Partners, LLC, which we refer to as Pearl Meyer, as an independent compensation consultant to advise on executive officer and board compensation.

Pearl Meyer assisted the committee by providing the following services for fiscal year 2025 compensation determinations:

•	Updating the peer group of comparable companies used to benchmark executive and independent director compensation pay levels and understand market practices;

•

Reviewing competitive market compensation data, including data used for determining each of the components of the compensation of our Chief Executive Officer, each of our other NEOs, and other members of our executive management team, as well as for our independent directors;

•	Providing advice on industry compensation practices, including the structure and mix of equity compensation, as well as compensation governance features; and

•	Participating in several of our compensation committee’s meetings in fiscal 2025.

In addition to providing data as mentioned below, in 2025, we also engaged Pearl Meyer to assist with an assessment of the performance and effectiveness of our board of directors. Management works with Pearl Meyer at the direction of the compensation committee to provide Pearl Meyer with all information it deems necessary to advise the compensation committee and board of directors. Pearl Meyer follows internal guidelines and practices to guard against any conflict of interest and to ensure the objectivity of its advice and has confirmed the same to our compensation committee and board of directors. After review and consultation with Pearl Meyer, our compensation committee has determined that Pearl Meyer is independent of the Company and the members of the compensation committee and board of directors.

Role of Company Management

Our Chief Executive Officer works closely with our compensation committee to ensure that our compensation committee is provided with the necessary information to make its decisions, including with respect to the performance of each of the other executive officers relative to each officer’s individual performance objectives, and to propose recommendations for compensation committee consideration regarding the compensation elements for those NEOs. Once our Chief Executive Officer has made his recommendations to our compensation committee, the committee reviews and makes a recommendation to our board of directors regarding final compensation determinations. Executive officers (including Mr. Gillheeney) do not participate in the compensation committee’s recommendation regarding and the board’s determination of their own annual compensation.

Benchmarking and Use of Peer Group Data

In making their recommendations and determinations, our compensation committee and our board of directors take into account publicly available information concerning the compensation practices of other, similarly situated companies in the biotechnology, medical device, life sciences and biopharmaceutical industries. This information is used by the compensation committee and the board of directors informally and primarily for purposes of comparison to ascertain whether our compensation practices for our executive officers are broadly competitive.

As indicated above, our compensation committee retained Pearl Meyer to conduct a study of peer companies for the purpose of reviewing the compensation levels of our executive team, including the NEOs. In conjunction with Pearl Meyer, our compensation committee reviewed and approved a peer group of comparable companies. Our compensation committee used data from the peer group to understand market positioning and serve as a frame of reference for recommendations on base salaries, annual cash bonuses and long-term equity-based incentive compensation, along with assessments of individual performance.

The processes described above regarding the roles of the compensation consultant and management and the use of benchmarking and peer group data in fiscal 2025 are consistent with our compensation committee’s practices in prior years and with its continuing practices.

The peer group was determined primarily by considering the following criteria: industry, revenue, market capitalization, growth and margins. The data from the peer group companies for the NEOs provided the compensation committee with a benchmark that it views as a point of reference, but not as a determining factor, for the compensation of the NEOs.

Pearl Meyer reviewed the peer group approved by our compensation committee for use in determining executive compensation for fiscal 2024 and determined that the profiles of these companies were within the criteria for determination of fiscal 2025 compensation, except for Cutera, Inc., LeMaitre Vascular, Inc., and Vericel Corporation, which were removed from the peer group because the market caps of these companies differed significantly from the Company’s then-current valuation. In addition, Pearl Meyer recommended to remove NuVasive from the peer group because it had been acquired. Pearl Meyer recommended that five companies be added to the peer group in light of the recommended criteria: AxoGen, Inc., Embecta Corp., Nevro Corp., Paragon 28, Inc., and Tactile Systems Technology, Inc.

After giving effect to these changes, the final group of peer companies approved by our compensation committee for use in determining executive compensation for fiscal 2025 was composed of the following companies:

Alphatec Holdings, Inc.	Integra LifeSciences Holdings Corporation
AngioDynamics, Inc.	MiMedx Group, Inc.
Anika Therapeutics, Inc.	Nevro Corp.
Artivion, Inc	OraSure Technologies, Inc.
AtriCure, Inc.	Orthofix Medical Inc.
Avanos Medical, Inc.	Pacira BioSciences, Inc.
AxoGen, Inc.	Paragon 28, Inc.
Bioventus Inc.	Tactile Systems Technology, Inc.
CONMED Corporation	Vanda Pharmaceuticals Inc.
Embecta Corp.	ZimVie Inc.

Advisory “Say-on-Pay” Vote

At our 2025 Annual Meeting of Stockholders, approximately 91.4% of the shares voted on our annual “say-on-pay” proposal (excluding broker non-votes) were cast in favor of the compensation of our named executive officers as disclosed in our 2025 proxy statement. The compensation committee considered the results of the 2025 stockholder advisory vote on executive compensation when determining the Company’s 2026 executive and NEO compensation, and will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions relating to our executive compensation programs and compensation for NEOs.

Executive Compensation Elements

The main components of our executive compensation program in 2025 were:

•	Base salary;

•	Annual cash bonuses tied to achievement of specific Company performance goals;

•

Long-term equity incentive awards consisting of stock options, restricted stock units with time-based vesting and performance share awards tied to achievement of specific Company performance goals; and

•	Benefits, including 401(k) contributions, medical, dental, life and disability insurance, payment for a leased automobile and other benefits.

The following discussion describes how each of these elements of compensation fit into our overall compensation objectives and describes how and why compensation recommendations were made by our compensation committee and decisions made by our board of directors with respect to each element based on our compensation consultant’s analysis of competitive market data and our annual review of corporate and individual performance.

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for our NEOs and other executive officers to reward the individual value that each executive officer brings to us through experience and past and expected future contributions to our success. Base salaries may be changed depending on the compensation of comparable positions within the peer group companies and published compensation surveys, the NEO’s responsibilities, skills, expertise, experience and performance, the NEO’s contributions to the Company’s results, and the overall performance of the Company compared to its peer group and other participants within the industry. In determining any changes to base salaries, our compensation committee and board of directors rely on this information, but also exercise judgment about each individual, and take into account special circumstances. Based on these factors and the recommendation of the compensation committee, our board of directors increased the base salaries of the NEOs effective April 1, 2025 as follows:

NEO	Base Salary Effective April 1, 2024	Base Salary Effective April 1, 2025	Year-Over-Year Percentage Increase
Gary S. Gillheeney, Sr.	$932,750	$970,060	4%
David Francisco	477,394	515,586	8%
Patrick Bilbo	485,030	504,431	4%
Lori Freedman	494,021	513,782	4%
Brian Grow	461,448	479,906	4%

Annual Cash Bonuses

Our board of directors ties bonuses for our executive officers directly to the achievement of pre-agreed corporate performance objectives which include the Company’s net revenue, gross margin percentage and Adjusted EBITDA (excluding budgeted expenses for the Company’s build-out of its Smithfield, Rhode Island facility), with threshold, target and maximum goals and corresponding bonus weighting set for each metric.

The annual cash bonuses for 2025 were based on Company performance with respect to net revenue (45%), gross margin (10%) and Adjusted EBITDA (45%). For each performance objective, the board of directors set a target amount (100% payout), as well as minimum (75% payout) and maximum (200% payout) goals. When calculating the attainment percentage for each objective, the board of directors compared the actual result against the thresholds set at the minimum, target and maximum levels (as shown below) to determine the percentage achievement.

	Minimum (75% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Result	Metric Attainment (%)
Net Revenue	$476,100,000	$517,800,000	$579,300,000	$563,000,000	173.5%
Gross Margin	76.5%	77.3%	79.3%	76.4%	0%
Adjusted EBITDA(1)	$48,900,000	$76,900,000	$133,400,000	$103,000,000	146.2%

(1)	Excludes budgeted expenses for the Company’s build-out of its Smithfield, Rhode Island facility.

Based on our performance against each of the corporate performance objectives, the board of directors approved an overall Company performance factor of 144% of target.

Our board of directors retains discretion to adjust the amount of a bonus award above or below the amount that is determined by performance against our corporate goals based on an executive officer’s individual performance. For fiscal year 2025, the board of directors considered the individual performance of each of our executive officers and determined that a positive adjustment the bonus award was warranted for both Ms. Freedman and Mr. Grow and a negative adjustment to the bonus award was warranted for Mr. Bilbo. The board of directors did not adjust the bonus awards for Messrs. Gillheeney and Francisco.

Our compensation committee recommended, and our board of directors approved, a cash bonus for each NEO for fiscal 2025 equal to the amount set forth for such NEO in the table below:

NEO	Base Salary	Target Percentage of Base Salary	Target Annual Cash Bonus	Amount Paid for 2025	Percentage of Target
Gary S. Gillheeney, Sr.	$970,060	110%	$1,067,066	$1,536,575	144%
David Francisco	515,586	60%	309,351	445,466	144%
Patrick Bilbo	504,431	70%	353,102	441,377	125%
Lori Freedman	513,782	60%	308,269	513,081	166%
Brian Grow	479,906	65%	311,939	518,366	166%

For 2026, the board of directors has again determined that the payment of any cash bonuses will be based on the achievement of pre-agreed corporate performance objectives which include the Company’s net revenue (45%), gross margin percentage (10%) and Adjusted EBITDA (excluding budgeted expenses for the Company’s build-out of its Smithfield, Rhode Island facility) (45%), with minimum, target and maximum goals set for each performance objective. Our board of directors retains negative discretion to adjust the amount of a bonus award above or below the amount that is determined by performance against our corporate goals based on an executive officer’s individual performance.

Long-term Equity-Based Incentive Compensation Awards

Long-term equity-based incentive compensation awards, if any, are awarded by the board of directors on a discretionary basis based upon the recommendation of the compensation committee after a review of the previous fiscal year’s results. Equity awards have the potential to be a significant component of each NEO’s compensation package. We emphasize equity awards to motivate our NEOs to drive the long-term performance of Organogenesis and to align their interests with those of our stockholders. We believe this emphasis is appropriate as these officers have the greatest role in establishing the Company’s direction and should have a significant proportion of their compensation aligned with the long-term interests of stockholders.

Our board of directors has traditionally made annual awards of stock options and restricted stock units, or RSUs, to provide a certain amount of equity to officers that will vest as long as the officer continues to work at

Organogenesis. Beginning in 2025, our board of directors, upon the recommendation of our compensation committee, added performance share awards as a component of the annual equity program. Stock option awards, which we view as a performance-based vehicle, align the interests of our NEOs with those of our stockholders because the awards will only have value if the market value of our Common Stock increases from the date of grant. RSU awards provide a portion of the annual awards as full value awards that would not lose substantially all perceived value in a downturn of the price of our Common Stock. Performance share awards tie a portion of each officer’s equity compensation to the achievement of specific Company performance goals, reinforcing our pay-for-performance philosophy and further aligning the interests of our NEOs with those of our stockholders. To encourage retention and focus our executives on building long-term value for our stockholders, we structure our annual stock option and RSU awards so that they vest over a service period of four years. Performance share awards vest over a three-year period based on achievement of certain net revenue thresholds of the Company. In addition, the performance share awards include a catch-up performance goal providing for vesting of shares not earned at target during any of the three performance years if the Company’s net revenue grows at a specified compounded annual growth rate over the three-year period.

The size of our annual awards for our NEOs is determined based on a total grant date fair value that is competitive with the value of equity awards granted to comparable officers at companies in our peer group. The percentages of the annual equity awards that are allocated to options, to RSUs and to performance share awards are made each year by our board of directors upon the recommendation of our compensation committee. In fiscal 2025, upon the recommendation of our compensation committee, our board of directors determined to allocate the total grant date fair value of the annual equity awards as follows: 50% to RSU awards, 30% to stock option awards, and 20% to performance share awards.

On February 19, 2025, our board of directors approved equity awards to each of our NEOs consisting of:

	Stock Options(1)		Performance Shares(2)
NEO		RSUs(1)	Target	Maximum
Gary S. Gillheeney, Sr.	732,596	708,215	283,286	566,572
David Francisco	170,841	165,156	66,062	132,124
Patrick Bilbo	190,475	184,136	73,654	147,308
Lori Freedman	167,625	162,047	64,819	129,638
Brian Grow	189,369	183,067	73,227	146,454

(1)	Shares underlying the award vest over four years in equal annual installments.
(2)	Shares underlying the award vest over a three-year period based on achievement of certain net revenue thresholds of the Company with target and maximum number of shares.

For 2025, the Company granted performance share awards to its NEOs that vest over a three-year performance period based on the Company’s achievement of annual revenue growth targets and subject to a catch-up provision as described above. For Calendar Year 2025, the performance metric for each NEO’s award was growth in Annual Revenue over Calendar Year 2024 revenue. The table below shows the Calendar Year 2025 threshold, target and maximum revenue growth goals and associated payout levels and our actual performance in Calendar Year 2025:

	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Result
Revenue Growth	3.7%	7.4%	14.1%	16.8%

For Calendar Year 2025, the Company achieved revenue growth of 16.8%, resulting in a Performance Vesting Percentage of 200%.

The following table sets forth, for each named executive officer, the target number of performance shares attributed to Calendar Year 2025 performance, the number of shares that would vest at threshold, target, and maximum achievement for the first applicable annual tranche, and the actual achievement level. For each NEO, the first annual tranche represents one-third (1/3) of the target award for Calendar Year 2025 multiplied by 200%, since the maximum level was achieved.

NEO	Threshold (50%) (Shares)	Target (100%) (Shares)	Maximum (200%) (Shares)	Shares Earned (First Tranche)	Percentage of Target
Gary S. Gillheeney, Sr.	47,214	94,428	188,856	188,856	200%
David Francisco	11,010	22,020	44,040	44,040	200%
Patrick Bilbo	12,275	24,551	49,102	49,102	200%
Lori Freedman	10,803	21,606	43,212	43,212	200%
Brian Grow	12,204	24,409	48,818	48,818	200%

The remaining two tranches of the 2025 performance share awards will be based on performance in Calendar Year 2026 and Calendar Year 2027, respectively.

For 2026 and based on a recommendation of the compensation committee, our board of directors decided to allocate equity awards to our executive officers as follows: 60% of the total grant date fair value to RSU awards; 20% of the total grant date fair value to stock option awards; and 20% of the total grant date fair value to performance share awards. The performance share awards vest over three years based on achievement of certain net revenue targets and are subject to a catch-up provision as described above.

Benefits

Health and Welfare Benefits. Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Retirement Savings. All of our full-time employees, including our NEOs, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit (which was $22,500 in 2023, $23,000 in 2024 and $23,500 in 2025), with additional salary deferrals not to exceed $7,500 in calendar 2023, 2024 and 2025, available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. In addition, in the fiscal years ended 2025, 2024 and 2023, the Company made discretionary matching contributions up to 6% of base salary, up to a maximum of $350,000, $345,000 and $330,000, respectively, per year, under the 401(k) plan.

Perquisites. We pay for a leased automobile and a related tax gross up for each of our NEOs. In addition, we pay the premiums for group term life insurance and long-term disability insurance (and a related tax gross up) for each of our NEOs.

Severance and Change of Control Benefits

Pursuant to his employment agreement, our CEO is entitled to specified benefits in the event of the termination of his employment under specified circumstances, including termination without cause or for good reason. We provide more detailed information about these benefits under the caption “— Agreement with Mr. Gillheeney” below.

We believe that severance protections in the context of a change of control transaction can play a valuable role in attracting and retaining executive officers, are an important part of an executive’s total compensation package and are consistent with competitive practices. We believe that the occurrence, or potential occurrence, of a change of control will create uncertainty regarding the continued employment of our NEOs. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. Accordingly, our board of directors has approved change in control retention agreements for each of our NEOs. These agreements provide each NEO with so-called “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid if the employment of the NEO is terminated without cause during the 24-month period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate protections as incentives to cooperate in negotiating any change of control in which their jobs may be at risk. We also provide severance benefits in an “Event of Constructive Termination” during the 24-month period after the change of control because we believe that a termination by the executive in these circumstances is conceptually the same as a termination by us without cause, and that in the context of a change of control potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination, Including Termination After a Change in Control Transaction” below.

Corporate Policies Covering Executive Compensation
Insider Trading Policy
Our board of directors has adopted an insider trading policy governing the purchase, sale, and other transactions in our securities by our directors, officers and employees. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations. The policy prohibits our directors, officers, employees, and certain other covered persons from illegally trading in Company securities and related derivative securities while aware of material non-public
information about the Company or its securities. Additionally, certain individuals are prohibited from trading securities during various times throughout the year, and certain individuals must receive preclearance from our General Counsel or Chief Financial Officer prior to trading. Our insider trading policy is filed as an exhibit to our Annual Report on Form
10-K
for the year ended December 31, 2025.
Policy Against Short Sales, Hedging and Publicly Traded Options
As part of our insider trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in short sales and hedging transactions involving our securities, including zero-cost
collars, forward sale contracts, purchases or sales of puts, calls or other derivative securities.
Policy Against Purchasing Company Securities on Margin
Our insider trading policy also prohibits all employees, including executive officers, and members of our board of directors, from purchasing our securities on margin or borrowing against our securities held in a margin account.
Policy Against Repricing Stock Options and Stock Appreciation Rights
Our 2018 Plan prohibits the repricing of stock options and stock appreciation rights without stockholder approval.
Clawback Policy
In June 2023, the SEC approved Nasdaq’s proposed listing rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act
(“Dodd-Frank
Act”) and Rule
10D-1
of the Exchange Act, which require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. Effective October 2, 2023, we adopted a Compensation Recovery Policy or “Clawback” Policy covering each of our executive officers (including our named executive officers) in accordance with these requirements. Our Clawback Policy requires the prompt recovery of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Incentive-based compensation potentially subject to recovery under the Clawback Policy is, in general, limited to any compensation granted, earned, or vested based wholly or in part on the attainment of one or more financial reporting measures (whether cash or equity-based).
Equity Incentive Awards-Mechanics and Timing of Stock Option and other Equity Award Grants
Our compensation committee recommends and our board of directors approves all equity awards to our NEOs, including the CEO.
For annual option awards, RSUs and performance share awards granted to our executive officers, the grant date is typically during February when our compensation committee and the full board of directors meet. The exercise price for all stock options to the NEOs (including the CEO) is the fair market value of our Common Stock on the date of the grant. The fair market value of our Common Stock as of any particular date is defined as the closing price of our Common Stock on that date.
Although the Company does not have a formal policy regarding the timing of awards of stock options, stock appreciation rights and/or similar option-like instruments grants to our named executive officers, we do not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the company based on equity award grant dates.

Federal Tax Considerations under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of a company’s chief executive officer, chief financial officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer), as well as any officer who was treated as a covered employee under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, for any year beginning after December 31, 2016. All compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation in effect before November 2017) will not be deductible by us.

While our board of directors considers the deductibility of awards as one factor in determining executive compensation, our board of directors may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

COMPENSATION COMMITTEE REPORT

This Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and its discussions with management, this Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee,

Michele Korfin, Chair

Jon Giacomin

Arthur S. Leibowitz

Garrett Lustig

Summary Compensation Table for Fiscal Year 2025

The following table sets forth information regarding compensation earned by our NEOs.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Bonus ($)(3)	Non-equity incentive plan compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gary S. Gillheeney, Sr.	2025	979,105	1,380,017	2,833,330	—	1,536,575	82,727	6,811,754
President and Chief Executive Officer;	2024	942,506	2,349,002	2,349,999	—	1,268,540	83,632	6,993,679
Principal Executive Officer	2023	908,669	2,245,159	2,249,999	762,344	—	78,500	6,244,671
David Francisco	2025	514,626	325,459	660,731	—	445,466	40,783	1,987,065
Chief Financial Officer;	2024	469,268	549,248	550,001	32,463	389,553	35,221	2,025,754
Principal Financial Officer	2023	419,930	392,080	608,695	160,902	—	47,687	1,629,294
Patrick Bilbo	2025	514,478	362,317	736,665	—	441,377	62,091	2,116,928
Chief Operating Officer	2024	489,303	641,725	642,501	—	461,749	41,356	2,276,634
	2023	472,944	528,622	821,739	277,944	—	55,606	2,156,855
Lori Freedman	2025	518,838	319,422	648,295	—	513,081	43,243	2,042,879
Chief Administrative and Legal Officer	2024	499,378	524,352	524,999	—	403,121	43,203	1,995,053
	2023	474,259	450,598	699,999	317,361	—	52,636	1,994,853
Brian Grow	2025	485,123	360,241	732,390	—	518,366	47,370	2,143,490
Chief Commercial Officer	2024	463,800	594,196	594,999	—	407,920	33,638	2,094,553
	2023	448,216	470,103	730,433	231,905	—	44,001	1,924,658

(1)

Represents the grant date fair value of option awards granted in fiscal years 2023, 2024 and 2025 calculated in accordance with Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”). See Note 15 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(2)

Represents the fair value of restricted stock unit awards granted in fiscal years 2023, 2024 and 2025 calculated in accordance with ASC 718. See Note 15 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(3)	The amounts reported in this column for fiscal 2023 and 2024 represent the discretionary bonuses earned by our NEOs.
(4)	The amounts reported in this column for fiscal 2024 and 2025 represent the bonuses received by our NEOs that are tied to the achievement of pre-agreed corporate performance metrics.
(5)	“All Other Compensation” for fiscal year 2025 includes:

(i) for Mr. Gillheeney, (a) $44,572 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $18,516, (c) $11,695 representing the cost of group term life insurance, (d) $1,350 representing the cost of long-term disability insurance premiums and (e) $6,594 representing employer matching contributions under our 401(k) plan;

(ii) for Mr. Francisco, (a) $21,027 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $8,735, (c) $6,336 representing the cost of group term life insurance, (d) $1,336 representing the cost of long-term disability insurance premiums and (e) $3,349 representing employer matching contributions under our 401(k) plan;

(iii) for Mr. Bilbo, (a) $36,040 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $14,972, (c) $6,336 representing the cost of group term life insurance, (d) $1,341 representing the cost of long-term disability insurance premiums and (e) $3,402 representing employer matching contributions under our 401(k) plan;

(iv) for Ms. Freedman, (a) $24,247 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $10,073, (c) $4,128 representing the cost of group term life insurance, (d) $1,346 representing the cost of long-term disability insurance premiums and (e) $3,449 representing employer matching contributions under our 401(k) plan; and

(v) for Mr. Grow, (a) $30,765 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $9,903, (c) $2,208 representing the cost of group term life insurance, (d) $1,284 representing the cost of long-term disability insurance premiums and (e) $3,210 representing employer matching contributions under our 401(k) plan.

2025 Grants of Plan-Based Awards

The following table sets forth certain additional information regarding grants of plan-based awards to our NEOs for our 2025 fiscal year under our 2018 Plan:

	Grant Date	Estimated future payouts under equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units(2) (#)	All other option awards: Number of securities underlying options(3) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Gary S. Gillheeney, Sr.
2025 Options	2/19/2025	—	—	—	—	732,596	$3.53	1,380,017
2025 RSUs	2/19/2025	—	—	—	708,215	—	—	2,499,999
2025 PSAs	2/19/2025	47,214	94,428	188,856	—	—	—	333,331
David Francisco
2025 Options	2/19/2025	—	—	—	—	170,841	$3.53	325,459
2025 RSUs	2/19/2025	—	—	—	165,156	—	—	583,001
2025 PSAs	2/19/2025	11,010	22,020	44,040	—	—	—	77,731
Patrick Bilbo
2025 Options	2/19/2025	—	—	—	—	190,475	$3.53	362,317
2025 RSUs	2/19/2025	—	—	—	184,136	—	—	650,000
2025 PSAs	2/19/2025	12,275	24,551	49,102	—	—	—	86,665
Lori Freedman
2025 Options	2/19/2025	—	—	—	—	167,625	$3.53	319,422
2025 RSUs	2/19/2025	—	—	—	162,047	—	—	572,026
2025 PSAs	2/19/2025	10,803	21,606	43,212	—	—	—	76,269
Brian Grow
2025 Options	2/19/2025	—	—	—	—	189,369	$3.53	360,241
2025 RSUs	2/19/2025	—	—	—	183,067	—	—	646,227
2025 PSAs	2/19/2025	12,204	24,409	48,818	—	—	—	86,164

(1)	Performance Share Awards (“PSAs”)

In February 2025, the Company awarded performance share awards to Mr. Gillheeney, Mr. Francisco, Mr. Bilbo, Ms. Freedman and Mr. Grow. Each award has a performance period spanning calendar year 2025, calendar year 2026 and calendar year 2027. The number of performance shares that may actually be earned ranges from zero up to the maximum number of performance shares (200% of the target number), depending on the Company’s achievement of specified performance goals tied to growth in annual net revenue over the immediately preceding calendar year. The performance share awards vest in equal annual installments over three years beginning February 15, 2025, in each case multiplied by the applicable Performance Vesting Percentage, provided the NEO remains employed with the Company at the time of vesting. In addition, the performance share awards include a catch-up performance goal providing for vesting of shares not earned at target during any of the three performance years if the Company’s net revenue grows at a specified compounded annual growth rate over the three-year period. The fair value of these awards was determined based on the fair value of the stock on the date of grant. The aggregate grant date fair value of restricted stock units granted during the fiscal year is computed in accordance with the provisions of ASC 718.

(2)	Restricted Stock Unit Awards (“RSUs”)

In February 2025, the Company awarded restricted stock units to Mr. Gillheeney, Mr. Francisco, Mr. Bilbo, Ms. Freedman and Mr. Grow, which vest in equal annual installments over four years beginning February 15, 2025, provided the NEO remains employed with the Company at the time of vesting. The fair value of these awards was determined based on the fair value of the stock on the date of grant. The aggregate grant date fair value of restricted stock units granted during the fiscal year is computed in accordance with the provisions of ASC 718.

(3)	Stock Options

In February 2025, the Company awarded stock options to Mr. Gillheeney, Mr. Francisco, Mr. Bilbo, Ms. Freedman and Mr. Grow, which become exercisable in equal annual installments over four years beginning February 15, 2025, provided the NEO remains employed with the Company at the time of vesting. Each of the option awards has a ten-year term. The aggregate grant date fair value of stock options granted during the fiscal year is computed in accordance with the provisions of ASC 718. The exercise price of the options is equal to the closing price of our Common Stock on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements, Severance and Change in Control Arrangements

We have entered into employment agreements or employment letter agreements with our named executive officers. The agreements generally provide for at-will employment and set forth the NEO’s initial base salary, and eligibility for employee benefits. In addition, each of our NEOs is subject to confidentiality obligations and has agreed to assign to us any inventions developed during the term of their employment.

Agreement with Mr. Gillheeney

We entered into an employment agreement with Mr. Gillheeney, dated February 1, 2007. The agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2026, Mr. Gillheeney’s annual base salary was increased from $970,060 to $1,008,862, and he is currently eligible to receive a target annual performance bonus of 110% of his base salary. In August 2018, our board of directors agreed that if Mr. Gillheeney is terminated involuntarily without cause or he resigns with good reason, these terms as defined in the employment agreement, he is entitled to the following (subject to his execution of a release in form and substance reasonably satisfactory to us): (i) his then current annual base salary payable in 12 equal monthly installments, (ii) a continuation of benefit coverage for one (1) year, and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

Agreement with Mr. Francisco

We entered into an employment letter agreement with Mr. Francisco, dated January 13, 2021. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2026, Mr. Francisco’s annual base salary was increased from $515,586 to $536,209 and he is currently eligible to receive a target annual performance bonus of 65% of his base salary.

Agreement with Mr. Bilbo

We entered into an employment letter agreement with Mr. Bilbo, dated February 14, 2017. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2026, Mr. Bilbo’s annual base salary was increased from $504,431 to $524,608 and he is currently eligible to receive a target annual performance bonus of 70% of his base salary.

Agreement with Ms. Freedman

We entered into an employment letter agreement with Ms. Freedman, dated January 19, 2018. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2026, Ms. Freedman’s annual base salary was increased from $513,782 to $536,902 and she is currently eligible to receive a target annual performance bonus of 65% of her base salary.

Agreement with Mr. Grow

We entered into an employment letter agreement with Mr. Grow, dated May 9, 2017. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2026, Mr. Grow’s annual base salary was increased from $479,906 to $506,301 and he is currently eligible to receive a target annual performance bonus of 65% of his base salary.

Change in Control Retention Agreements

We have also entered into a Change in Control Retention Agreement with each of our executive officers. See “— Potential Payments Upon Termination, Including Termination After a Change in Control Transaction” below for additional information.

Outstanding Equity Awards at Fiscal 2025 Year End

The following table sets forth information regarding outstanding stock options and restricted stock units held by our named executive officers as of December 31, 2025.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(2)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Gary S. Gillheeney, Sr.	465,392	—		4.04	4/22/2030
	395,289	—		13.68	2/16/2031
	498,399	166,133	(3)	8.03	2/15/2032
	827,690	827,691	(4)	2.51	2/22/2033
	309,682	929,047	(5)	3.43	2/21/2034
	—	732,596	(6)	3.53	2/19/2035
						1,740,321	9,014,863	188,856	978,274
David Francisco	43,239	—		12.74	2/15/2031
	83,955	—		13.68	2/16/2031
	71,769	23,923	(3)	8.03	2/15/2032
	143,946	143,946	(4)	2.51	2/22/2033
	72,478	217,437	(5)	3.43	2/21/2034
	—	170,841	(6)	3.53	2/19/2035
						416,760	2,158,817	44,040	228,127
Patrick Bilbo	142,100	—		3.46	5/4/2027
	101,500	—		3.46	5/4/2027
	224,185	—		4.04	4/22/2030
	82,556	—		13.68	2/16/2031
	94,142	31,380	(3)	8.03	2/15/2032
	194,327	194,327	(4)	2.51	2/22/2033
	84,668	254,006	(5)	3.43	2/21/2034
	—	190,475	(6)	3.53	2/19/2035
						501,550	2,598,029	49,102	254,348
Lori Freedman	40,600	—		5.40	2/21/2028
	177,310	—		4.04	4/22/2030
	67,444	—		13.68	2/16/2031
	74,427	24,809	(3)	8.03	2/15/2032
	165,538	165,538	(4)	2.51	2/22/2033
	69,184	207,553	(5)	3.43	2/21/2034
	—	167,625	(6)	3.53	2/19/2035
						426,746	2,210,544	43,212	223,838
Brian Grow	102,200	—		3.46	5/4/2027
	60,900	—		3.46	5/4/2027
	213,995	—		4.04	4/22/2030
	82,556	—		13.68	2/16/2031
	80,297	26,766	(3)	8.03	2/15/2032
	172,735	172,735	(4)	2.51	2/22/2033
	78,409	235,227	(5)	3.43	2/21/2034
	—	189,369	(6)	3.53	2/19/2035
						469,960	2,434,393	48,818	252,877

(1)

The market value of the awards set forth in this table is based on the number of awards shown multiplied by the closing price of our Common Stock on December 31, 2025 ($5.18), as reported by the Nasdaq Capital Market.

(2)	Based on the fiscal year 2025 performance period, the number of shares disclosed is the maximum number of performance shares.
(3)	The option becomes exercisable in equal annual installments over four years beginning February 15, 2022, subject to continued employment.
(4)	The option becomes exercisable in equal annual installments over four years beginning February 15, 2023, subject to continued employment.
(5)	The option becomes exercisable in equal annual installments over four years beginning February 15, 2024, subject to continued employment.
(6)	The option becomes exercisable in equal annual installments over four years beginning February 15, 2025, subject to continued employment.

2025 Options Exercised and Stock Awards Vested

The following table sets forth the value realized by our NEOs from options to purchase Common Stock exercised by the NEOs during fiscal year 2025 and shares of Common Stock underlying unit awards that settled during fiscal year 2025. The value realized per share for options is based on the difference between the exercise price and the fair market value of our Common Stock on the date the options were exercised. The value realized upon vesting of the stock awards is based on the fair market value of the shares on the settlement date of the unit awards.

	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary S. Gillheeney, Sr.	—	—	478,342	$1,769,865
David Francisco	—	—	113,542	$420,105
Patrick Bilbo	—	—	144,603	$535,031
Lori Freedman	—	—	120,649	$446,401
Brian Grow	5,018	$10,405	130,100	$481,370

(1)

These stock awards consist of (i) 25% of the RSUs granted on February 16, 2021 that vested and settled in February 2025, (ii) 25% of the RSUs granted on February 15, 2022 that vested and settled in February 2025, (iii) 25% of the RSUs granted on February 22, 2023 that vested and settled in February 2025 and (iv) 25% of the RSUs granted on February 21, 2024 that vested and settled in February 2025. The amounts shown in this column represent the number of shares of Common Stock underlying the RSUs vested multiplied by the closing price of our Common Stock on the vesting day without giving effect to the forfeiture of shares underlying the RSUs for tax withholding purposes.

(2)

Computed by determining the market value per share of the shares acquired based on the difference between: (a) the per share market value of our Common Stock at exercise, defined as the closing price on the date of exercise, or the weighted average selling price if same-day sales occurred, and (b) the exercise price of the options.

Potential Payments Upon Termination, Including Termination After a Change in Control Transaction

Termination (Not in Connection with a Change in Control)

If Mr. Gillheeney is terminated involuntarily without cause or he resigns with good reason (not in connection with a change in control transaction), these terms as defined in the employment agreement, he is entitled to the following (subject to his execution of a release in form and substance reasonably satisfactory to us): (i) his then current annual base salary payable in 12 equal monthly installments, (ii) a continuation of benefit coverage for one (1) year, and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

The other NEOs are not entitled to payments upon termination of their employment not in connection with a change in control transaction.

Termination (Change in Control)

We and each of our executive officers entered into a Change in Control Retention Agreement (the “Change in Control Agreement”). Pursuant to the Change in Control Agreement, if the executive’s employment is terminated during the twenty-four month period following a “Change in Control” (a) by us without “Cause” or (b) by the executive upon the occurrence of an “Event of Constructive Termination” (as those terms are defined in the Change in Control Agreement), the executive will receive from us: (i) a lump-sum amount equal to one times (two times in the case of Mr. Gillheeney, our Chief Executive Officer) the executive’s base annual salary and the executive’s annual target bonus, in each case at the highest rate in effect at any time during the 12 months immediately preceding the termination of the executive’s employment with us; (ii) for up to 12 months (24 months in the case of Mr. Gillheeney) following the executive’s termination of employment, payment of the difference between the cost of COBRA continuation coverage for the executive and any dependent who received health insurance coverage prior to such termination, and any premium contribution amount applicable to the executive as of such termination; and (iii) full acceleration of the vesting of any time-based equity awards held by the executive. Our obligation to provide the foregoing benefits is subject to the executive entering into a new noncompetition agreement with us and the effectiveness of a release of claims executed by the executive in favor of us.

The following tables show the potential payments due to each of our NEOs (i) upon termination of employment without cause not in connection with a change in control and (ii) upon termination of employment without cause within 24 months following a change of control; assuming such termination were to have occurred as of December 31, 2025.

	Termination Without Cause(1) Not in Connection with a Change in Control
	Salary ($)	Bonus ($)	Benefits ($)(2)	Other ($)(3)	Value of Modified Equity Awards ($)(4)	Total ($)
Gary S. Gillheeney, Sr.	970,060	—	11,524	300,661	—	1,282,245
David Francisco	—	—	—	57,483	—	57,483
Patrick Bilbo	—	—	—	65,950	—	65,950
Lori Freedman	—	—	—	27,650	—	27,650
Brian Grow	—	—	—	62,743	—	62,743

(1)

“Cause” is defined as (a) gross negligence in the performance of assigned duties; (b) refusal to perform or discharge the duties or responsibilities assigned by the Chief Executive Officer and/or Board of Directors, provided the same are not illegal and are consistent with the duties customarily associated with your position; (c) conviction of a felony; (d) willful or prolonged unexcused absence from work; (e) falseness of any material statement in any employment application with, or resume or other written communication to the Company; or (f) the material breach of your obligations under this Agreement or the Invention, Nondisclosure and Non-Competition Agreement to the material detriment of the Company.

(2)

Consists of medical and dental benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2025 and is valued at the premiums in effect on December 31, 2025.

(3)

Represents (a) for each NEO, accrued vacation pay due to the executive officer as of December 31, 2025 and (b) for Mr. Gillheeney, estimated executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

(4)	No options or restricted stock units would vest as a result of the termination of the executive officer’s employment without cause not in connection with a change of control.

	Termination Without Cause(1) Following a Change in Control
	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gary S. Gillheeney, Sr.	1,940,120	2,134,132	37,178	126,826	15,037,687	19,275,943
David Francisco	515,585	309,351	54,206	57,483	3,433,682	4,370,307
Patrick Bilbo	504,431	353,102	35,976	65,950	4,130,025	5,089,484
Lori Freedman	513,782	308,269	54,206	27,650	3,516,168	4,420,075
Brian Grow	479,906	311,939	54,597	62,743	3,872,579	4,781,764

(1)

“Change in control” is defined as the occurrence of any of the following: (i) the acquisition other than by the Control Group by an individual, entity, group or any other person of beneficial ownership of more than fifty percent (50%) or more of either (x) the then-outstanding shares of Common Stock of the Company or (y) the combined voting power of the election of directors for the Company; and/or (ii) the sale of substantially all of the Company’s assets or a merger or sale of stock wherein the holders of the Company’s capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of the Company or its successor immediately following such sale; (iii) the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; and/or (iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(2)	Amount represents 100% of the executive’s target bonus for the fiscal year in which termination of employment occurs. In the case of our CEO, the amount represents 200% of his target bonus.
(3)

Represents payment of the difference between the cost of COBRA continuation coverage for the executive officer and any dependent who received health insurance coverage prior to December 31, 2025, and any premium contribution amount applicable to the executive as of December 31, 2025.

(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2025.
(5)

Represents the intrinsic value, as of December 31, 2025, of all unvested stock options and restricted stock units that would vest as a result of the termination of the executive officer’s employment as of December 31, 2025, in connection with a change of control. 273,011 unvested shares underlying stock options held by our NEOs were excluded from the intrinsic value calculation because the underlying stock options were underwater as of December 31, 2025.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all of our employees other than our principal executive officer. For fiscal year 2025, the annual total compensation for Gary S. Gillheeney, Sr., our Chief Executive Officer, as reported in our Summary Compensation Table, was $6,811,754, and the annual total compensation for our median employee was $411,028, resulting in an estimated pay ratio of approximately 17:1.

We identified the median employee as of December 31, 2025, by aggregating for each employee employed on that date base salary or wages actually paid in fiscal year 2025. We chose this methodology because we believed it was reasonably representative of our employee compensation. We then ranked our employees from lowest to highest using this compensation measure. This calculation was performed for all of our employees who were employed on December 31, 2025, excluding Mr. Gillheeney, which totaled 848 employees, all of whom are based in the United States. Foreign employees, which total fewer than 5% of our employees, were excluded. We selected the employee ranked 424 on the list as our “median employee” for purposes of calculating the pay ratio and then determined that employee’s annual total compensation in the same manner as we determined Mr. Gillheeney’s compensation for purposes of the Summary Compensation Table.

Pay Versus Performance
The following table provides a summary of the “total compensation” of our principal executive officer (“PEO”) and our other named executive officers (the
“Non-PEO
NEOs”) as presented in the Summary Compensation Table (“SCT”), “Compensation Actually Paid,” calculated as prescribed by the SEC (“CAP”), to the PEO, the average CAP for the
Non-PEO
NEOs, total shareholder return (“TSR”), Net Income and the Company-selected financial measure of Net Revenue for 2025, 2024, 2023, 2022 and 2021. This disclosure has been prepared in accordance with Item 402(v) of Regulation
S-K
under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our board of directors and compensation committee evaluate compensation decisions in light of company or individual performance. For discussion of how our board of directors and compensation committee seek to align pay with performance when making compensation decisions, please review the “Compensation Discussion and Analysis” section of this proxy statement.

Year	SCT total for PEO ($)(1)	Compensation actually paid to PEO ($)(2)	Average SCT total for Non-PEO NEOs ($)(3)	Average compensation actually paid to Non-PEO NEOs ($)(3)(4)	Value of initial fixed $100 investment(5) based on:		Net Income ($ millions)	Net Revenue ($ millions) (6)
					Total shareholder return ($)	Peer group total shareholder return ($)
2025	6,811,754	15,180,181	2,072,591	4,091,681	68.79	119.92	37.0	563.0
2024	6,993,679	12,482,385	2,097,999	3,631,255	66.53	113.84	0.9	482.0
2023	6,244,671	10,493,115	1,926,415	2,923,787	85.03	115.42	4.9	433.1
2022	6,010,057	(1,042,976)	1,299,168	(155,180)	55.93	111.27	15.5	450.9
2021	4,430,757	6,311,748	1,279,645	1,875,058	192.10	124.89	94.2	467.4

(1)	The PEO is Gary S. Gillheeney, Sr.
(2)
To calculate CAP for the PEO, the following adjustments were made to SCT total compensation, calculated in accordance with Item 402(v) of Regulation
S-K
for each year shown (with equity values calculated in accordance with ASC 718):

Fiscal Year (FY)	SCT Stock Award Value & Option Award Value ($)	Fair Value of FY Equity Awards at FYE($)(i)	Change in Value of Prior Years’ Awards Unvested at FYE ($)(ii)	Change in Value of Prior Years’ Awards that Vested in FY($)(iii)	Fair Value of Awards Forfeited in FY($)	Dividends Paid in FY on Unvested Awards($)	Net Adjustment to SCT Total to Calculate CAP($)
2025	(4,213,347)	6,797,859	4,915,479	868,436	—	—	8,368,427

(i)	Valued at the fiscal year end (FYE).
(ii)	Valued as of the prior FYE and as of the current FYE.
(iii)	Valued as of the prior FYE and as of the vesting date.
(3)
The
Non-PEO
NEOs represent the following individuals for each of the years shown: David Francisco, Chief Financial Officer and principal financial officer, Patrick Bilbo, Chief Operating Officer, Lori Freedman, Chief Administrative and Legal Officer, and Brian Grow, Chief Commercial Officer.

(4)
To calculate average CAP for the
Non-PEO
NEOs, the following adjustments were made to SCT total compensation, calculated in accordance with Item 402(v) of Regulation
S-K
for each year shown (with equity values calculated in accordance with ASC 718):

Fiscal Year (FY)	SCT Stock Award Value & Option Award Value ($)	Fair Value of FY Equity Awards at FYE($)(i)	Change in Value of Prior Years’ Awards Unvested at FYE ($)(ii)	Change in Value of Prior Years’ Awards that Vested in FY($)(iii)	Fair Value of Awards Forfeited in FY ($)	Dividends Paid in FY on Unvested Awards ($)	Net Adjustment to SCT Total to Calculate CAP($)
2025	(1,036,381)	1,668,634	1,193,905	192,932	—	—	2,019,090

(i)	Valued at the FYE.

(ii)	Valued as of the prior FYE and as of the current FYE.
(iii)	Valued as of the prior FYE and as of the vesting date.
(5)
The Peer Group TSR set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report on Form
10-K
for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(6)
Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2025 to our company’s performance, is Net Revenue.

Required Tabular Disclosure of Most Important Performance Measures
The most important financial performance measures used by the company to link CAP to the company’s NEOs for the most recently completed fiscal year to the Company’s performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis.”

•	Net revenue

•	Gross margin percentage

•	Adjusted EBITDA, a non-GAAP measure
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
As required by Item 402(v) of Regulation
S-K,
we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between Company total shareholder return and that of the Peer Group. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable fiscal years.

PEO and Average Non-PEO NEOs Compensation Actually Paid versus TSR Performance
CAP ($000)
TSR Value
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
-$2,000
$250
$200
$150
$100
$50
$0
2021
2022
2023
2024
2025
192.1
124.89
111.27
55.93
115.42
85.03
113.84
66.53
119.92
68.79
$6,312
$1,875
-$1,043
-$155
$10,493
$2,924
$12,482
$3,631
$15,180
$4,092
Compensation actually paid to PEO
Average compensation actually paid to non-PEO named executive officers
Total shareholder return
Peer group total shareholder return

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-than-5 Percent Stockholders

The following table sets forth certain information with respect to beneficial ownership of our Common Stock, as of April 10, 2026, by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5% of our Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock (i) underlying RSUs that will vest within 60 days of April 10, 2026 or (ii) subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 10, 2026, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 128,674,548 shares of our Common Stock outstanding as of April 10, 2026. The number of outstanding shares beneficially owned by each stockholder below was obtained from the most recent publicly filed information, as applicable.

Name and Address of Beneficial Owner(1)	Number of Shares	Right to Acquire	Total	Percentage of Shares Outstanding
5%+ Stockholders
Alan A. Ades and affiliated entities(2)	22,319,836	—	22,319,836	17.3%
Albert Erani and affiliated entities(3)	17,920,498	—	17,920,498	13.9%
Avista Healthcare Partners III, L.P. and affiliated entities(4)	—	38,274,733	38,274,733	22.9%
Dennis Erani(5)	10,043,701	—	10,043,701	7.8%
Organo PFG LLC and affiliated entities(6)	11,131,474	—	11,131,474	8.7%
Morgan Stanley(7)	11,505,331	—	11,505,331	8.9%
Soleus Capital Master Fund, L.P.(8)	9,985,951	—	9,985,951	9.7%
Directors and Named Executive Officers
Gary S. Gillheeney, Sr.	2,243,630	3,569,261	5,812,891	4.4%
Robert Ades	—	—	—	—
Michael J. Driscoll	176,879	—	176,879	*
Prathyusha Duraibabu	198,219	—	198,219	*
Jon Giacomin	192,198	—	192,198	*
Michele Korfin	190,245	—	190,245	*
Arthur S. Leibowitz	242,186	30,000	272,186	*
Garrett Lustig	76,914	—	76,914	*
Glenn H. Nussdorf(9)	12,248,560	—	12,248,560	9.5%
Gilberto Quintero	190,245	—	190,245	*
Patrick Bilbo	603,766	1,184,308	1,788,074	1.4%
David Francisco	271,330	626,472	897,802	*
Lori Freedman	552,730	813,171	1,365,901	1.1%
Brian Grow	369,518	1,029,976	1,399,494	1.1%
All directors and executive officers as a group (16 individuals)(10)	17,753,668	7,969,775	25,723,443	18.8%

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, Massachusetts 02021.
(2)

Consists of (i) 1,710,552 shares of Common Stock held by the Josette Ades CON GRAT #1, (ii) 6,401,945 shares of Common Stock held by the Josette Ades GRAT #1, (iii) 3,075,865 shares of Common Stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, (iv) 8,279,490 shares of Common Stock held by Organo PFG LLC and (v) 2,851,984 shares of Common Stock held by Organo Investors LLC. Mr. Ades exercises voting and investment power over the shares of Common Stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC. Mr. Ades disclaims beneficial ownership of the shares of Common Stock held by each of the Josette Ades CON GRAT #1, Josette Ades GRAT #1, Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is 134 Via Palacio, Palm Beach Gardens, FL 33418.

(3)

Consists of (i) 5,000 shares of Common Stock, (ii) 6,784,024 shares of Common Stock held by RED Holdings, LLC, (iii) 8,279,490 shares of Common Stock held by Organo PFG LLC and (iv) 2,851,984 shares of Common Stock held by Organo Investors LLC. Albert Erani is the sole manager of RED Holdings, LLC. Mr. Erani exercises voting and investment power over the shares of Common Stock held by RED Holdings, LLC, Organo PFG LLC and Organo Investors LLC. Mr. Erani disclaims beneficial ownership of the shares of Common Stock held by each of RED Holdings, LLC, Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is 151 Farm Road, Briarcliff Manor, NY 10510.

(4)

Consists of (i) 19,358,182 shares of Common Stock issuable upon the conversion of 65,750 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Convertible Preferred Stock”) held by Avista Healthcare Partners III, L.P. (“AHP III”) and (ii) 18,916,551 shares of Common Stock issuable upon the conversion of 64,250 shares of Convertible Preferred Stock held by AHP III Orchestra Holdings, L.P. (“AHP III Orchestra”). AHP III and AHP III Orchestra collectively hold 100% of the outstanding shares of Convertible Preferred Stock. The number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock includes the accumulated Regular Dividend (as defined in the Certificate of Designation) as of March 31, 2026. The Convertible Preferred Stock is convertible at the option of a holder at any time into shares of Common Stock at an initial implied conversion price of $3.7917 per share. The Convertible Preferred Stock has no expiration date. Avista Capital Partners VI GP, L.P., a Delaware limited partnership (“ACP GP”), is the general partner of each of AHP III and AHP III Orchestra and exercises voting and dispositive power over the shares held by AHP III and AHP III Orchestra. Avista Capital Managing Member VI, LLC, a Delaware limited liability company (“ACP Managing Member”), is the general partner of ACP GP. Voting and disposition decisions at ACP Managing Member are made by an investment committee, the members of which are Thompson Dean, David Burgstahler, Robert Girardi and Sriram Venkataraman. None of the foregoing persons has the power individually to vote or dispose of any shares; however, Messrs. Dean and Burgstahler have veto rights over the voting and disposition of any shares. Mr. Dean and Mr. Burgstahler each disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein, if any. The address of each of the foregoing is c/o Avista Healthcare Partners, 65 East 55th Street, 18th Floor, New York, New York 10022.

(5)

Consists of (i) 1,314,517 shares of Common Stock, (ii) 347,153 shares of Common Stock held by the Robert Harry Erani Frick Trust and (iii) 8,382,031 shares of Common Stock held by the Dennis Erani 2012 Issue Trust dated 12/20/12. Dennis Erani has shared voting and dispositive power over the shares held by the Robert Harry Erani Frick Trust and the Dennis Erani 2012 Issue Trust dated 12/20/12. Mr. Erani disclaims beneficial ownership of the shares of Common Stock held by each of the Robert Harry Erani Frick Trust and the Dennis Erani 2012 Issue Trust dated 12/20/12, except to the extent of his pecuniary interest therein. The address of each of the foregoing is 6000 Island Boulevard, Apt. 2502, Aventura, FL 33160.

(6)

Consists of (i) 8,279,490 shares of Common Stock held by Organo PFG LLC and (ii) 2,851,984 shares of Common Stock held by Organo Investors LLC. Alan A. Ades and Albert Erani are managing members of Organo PFG LLC and of Organo Investors LLC and they share voting and investment power over the shares of Common Stock held by each entity. Each of Mr. Ades and Mr. Erani disclaim beneficial ownership of the shares of Common Stock held by each of Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is c/o Rugby Realty Co., Inc., 300 Lighting Way, Secaucus, NJ 07094.
(7)

According to a Schedule 13G filed with the SEC on February 9, 2024, (i) Morgan Stanley had shared voting power with respect to 11,500,855 shares of Common Stock and shared dispositive power with respect to 11,505,331 shares of Common Stock and (ii) Morgan Stanley & Co. LLC had shared voting power and shared dispositive power with respect to 11,478,036 shares of Common Stock, as of December 31, 2023. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley & Co. LLC, a wholly-owned subsidiary of Morgan Stanley. The address of each of the foregoing is 1585 Broadway New York, NY 10036.

(8)

Consists of 9,985,951 shares of Common Stock held by Soleus Capital Master Fund, L.P. (“Master Fund”) according to a Schedule 13G/A filed with the SEC on February 12, 2026. Soleus Capital, LLC (“Soleus Capital”) is the sole general partner of Master Fund and thus holds voting and dispositive power over the shares held by Master Fund. Soleus Capital Group, LLC (“SCG”) is the sole managing member of Soleus Capital. Mr. Guy Levy is the sole managing member of SCG. Each of SCG, Soleus Capital and Mr. Guy Levy disclaims beneficial ownership of these securities held by Master Fund, except to the extent of their respective pecuniary interests therein. The address of each of the foregoing is 104 Field Point Road, 2nd Floor, Greenwich, CT 06830.

(9)

Consists of (i) 3,065,591 shares of Common Stock, (ii) 918,680 shares of Common Stock held by GN 2016 Family Trust u/a/d August 12, 2016, (iii) 7,928,570 shares of Common Stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, and (iv) 335,719 shares of Common Stock held by the Glenn Nussdorf 10 Year Follow On Trust Dated 11-1-1998. Mr. Nussdorf exercises voting and investment power over the shares of Common Stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, and he exercises shared voting and dispositive power over the shares held by the Glenn Nussdorf 10 Year Follow On Trust Dated 11-1-1998. Mr. Michael Katz, as trustee, exercises and Mr. Nussdorf may be deemed to exercise voting and investment power over the shares of Common Stock held by GN 2016 Family Trust u/a/d August 12, 2016. Mr. Nussdorf disclaims beneficial ownership of the shares of Common Stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016 and the Glenn Nussdorf 10 Year Follow On Trust Dated 11-1-1998, except to the extent of his pecuniary interest therein, and each of Mr. Nussdorf and Mr. Katz disclaims beneficial ownership of the shares of Common Stock held by GN 2016 Family Trust u/a/d August 12, 2016, except to the extent of his pecuniary interest therein. The address of each of the foregoing is 35 Sawgrass Drive, Bellport, NY 11713.

(10)

Consists of (i) 17,752,710 shares of Common Stock and (ii) 7,969,775 shares of Common Stock underlying stock options that are exercisable as of April 10, 2026 or will become exercisable within 60 days after such date. As to disclaimers of beneficial ownership, see footnote (9) above.

Equity Compensation Plan Information

We have one equity compensation plan under which awards are currently authorized for issuance, the 2018 Plan. In connection with the consummation of the business combination in December 2018, our board of directors discontinued any new issuances under the Organogenesis Inc. 2003 Stock Incentive Plan, or 2003 Plan. If options outstanding under the 2003 Plan expire unexercised, they will not become available for future issuance. Both the 2018 Plan and the 2003 Plan were approved by our stockholders. The following table provides information regarding securities authorized for issuance as of December 31, 2025 under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights, and vesting of outstanding restricted stock units (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	17,523,446	(1)	$4.49	11,738,390	(2)
Equity compensation plans not approved by security holders:	—		$—	—
Totals:	17,523,446		$4.49	11,738,390

(1)	Consists of shares of our Common Stock issuable upon exercise of outstanding options and vesting of outstanding restricted stock units issued under the 2018 Plan and the 2003 Plan.
(2)	Consists of shares of our Common Stock reserved for future issuance under the 2018 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act and the policy, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person (including our executive officers, directors and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders), had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee (currently composed of Mr. Leibowitz, its chairperson, Dr. Driscoll, Ms. Duraibabu and Mr. Giacomin, all independent directors), but only those independent directors who are disinterested, is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. The disclosure below covers related party transactions that have occurred since January 1, 2025.

Agreements with Our Stockholders

Leases with Directors and Significant Stockholders

The buildings we occupy in Canton, Massachusetts are owned (or in the case of 275 Dan Road, was owned until August 11, 2021) by entities that are controlled by Alan Ades, Albert Erani, Dennis Erani and Glenn Nussdorf. These entities are: 65 Dan Road SPE, LLC; 65 Dan Road Associates; 85 Dan Road Associates; Dan Road Associates; and 275 Dan Road SPE, LLC. Mr. Alan Ades, Mr. Albert Erani and Mr. Nussdorf are current and former members of our board of directors and greater than 5% stockholders. Mr. Robert Ades is a current member of our board of directors and the son of Mr. Alan Ades. Mr. Alan Ades and Mr. Albert Erani are first cousins. Together, Mr. Alan Ades, Mr. Albert Erani, Mr. Dennis Erani and Mr. Nussdorf and certain of their respective affiliates, control a significant amount of the voting power of our outstanding Common Stock.

On January 1, 2013, we entered into a capital lease with 65 Dan Road SPE, LLC related to the facility at 65 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $1,462,454.04 in 2025. Under the lease, we were required to make monthly rent payments of approximately $110,792 per month through December 31, 2024. The monthly rent payments increased by 10% on January 1, 2025 to approximately $121,871 per month. The monthly rent payments did not increase as of January 1, 2026. In addition to the monthly rent payments, we are responsible for taxes and insurance on the property which are paid directly to the Town of Canton and the insurance carrier, respectively. The original lease term expired on December 31, 2022. In November 2021, we exercised our option to extend the lease term through December 31, 2027, and in December 2025, we extended the lease term through December 31, 2032. The Company has an additional renewal option that would provide an additional two-year term ending on December 31, 2034.

On January 1, 2013, we entered into a capital lease with 85 Dan Road Associates related to the facility at 85 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $1,425,264.96 in 2025. Under the lease, we were required to make monthly rent payments of $107,975 through December 31, 2024. The monthly rent payments increased by 10% on January 1, 2025 to approximately $118,772 per month. The monthly rent payments did not increase as of January 1, 2026. In addition to the monthly rent payments, we are responsible for taxes and insurance on the property which are paid directly to the Town of Canton and the insurance carrier, respectively. The original lease term expired on December 31, 2022. In November 2021, we exercised our option to extend the lease term through December 31, 2027.

On January 1, 2013, we entered into a capital lease with Dan Road Equity I, LLC related to the facility at 150 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $2,873,979.96 in 2025. Under the lease, we were required to make monthly rent payments of approximately $217,726 through December 31, 2024. The monthly rent payments increased by 10% on January 1, 2025 to approximately $239,498 per month. The monthly rent payments did not increase as of January 1, 2026. In addition to the monthly rent payments, we are responsible for taxes and insurance on the property which are paid directly to the Town of Canton and the insurance carrier, respectively. The original lease term expired on December 31, 2022. In November 2021, we exercised our option to extend the lease term through December 31, 2027, and in December 2025, we extended the lease term through December 31, 2032. The Company has an additional renewal option that would provide an additional two-year term ending on December 31, 2034.

Executive Officer Compensation

See “Executive Compensation” for additional information regarding compensation of our NEOs.

Gary Gillheeney, Jr., our Vice President, Customer Experience, is a child of Gary S. Gillheeney, Sr., our President and Chief Executive Officer, and he received total compensation of $524,704 in fiscal year 2025. James Gillheeney, an Associate Director of Sales, is also a child of Gary S. Gillheeney, Sr., and he received total compensation of $428,315 in fiscal year 2025.

Employment Agreements

We have entered into employment agreements with certain of our NEOs. For more information regarding these agreements, see “Executive Compensation.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The primary role of our audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent registered public accounting firm’s qualifications, independence and performance.

Management is responsible for establishing and maintaining the company’s system of internal controls and for preparation of the company’s financial statements. Our independent registered public accounting firm is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent registered public accounting firm, and has also met separately with our independent registered public accounting firm, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2025 with management and the independent registered public accounting firm. As part of this review, the audit committee discussed with our independent registered public accounting firm the communications required by generally accepted auditing standards, including those described in the Public Company Accounting Oversight Board’s Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as amended.

The audit committee has received from our independent registered public accounting firm a written statement describing all relationships between that firm and Organogenesis Holdings Inc. that might bear on the registered public accounting firm’s independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The audit committee has discussed the written statement with the independent registered public accounting firm, and has considered whether the independent registered public accounting firm’s provision of any consultation and other non-audit services to Organogenesis Holdings Inc. is compatible with maintaining the registered public accounting firm’s independence.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the audit committee recommended to the board of directors that Organogenesis Holdings Inc.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission.

Arthur S. Leibowitz, Chair

Michael Driscoll

Prathyusha Duraibabu

Jon Giacomin

Our Independent Registered Public Accounting Firm

Our Audit Committee engaged RSM US LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2025. RSM US LLP also served as our registered public accounting firm for the fiscal year ended December 31, 2024.

Audit and Other Fees

The following is a summary of the fees for professional services rendered by RSM US LLP, our independent registered public accounting firm, for fiscal years 2025 and 2024.

Fee Category	Fiscal 2025	Fiscal 2024
Audit fees	$1,211,600	$1,647,666
Audit-related fees	30,450	5,665
Tax fees	—	—
All other fees	—	—

Total fees	$1,242,050	$1,653,331

Audit fees. Audit fees for each of Fiscal 2025 and Fiscal 2024 consist of fees and related expenses for the professional services rendered for the audit of our financial statements, the audit of our internal control over financial reporting, and the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-related fees. This category consists of services that are reasonably related to the performance of the audit or review of financial statements and are not included in “Audit Fees.” For fiscal 2025, these services principally included IRC Section 382 analysis. For fiscal 2024, these services principally included due diligence in connection with the private placement on November 12, 2024, pursuant to which we issued and sold shares of Convertible Preferred Stock to Avista under a Subscription Agreement.

Pre-Approval Policies and Procedures

Our audit committee’s pre-approval policies or procedures do not allow our management to engage RSM US LLP to provide any specified services without specific audit committee pre-approval of the engagement for those services. All of the services provided by RSM US LLP during fiscal years 2025 and 2024 were pre-approved.

Whistleblower Procedures

Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

OTHER MATTERS

Other Business

Neither we nor our board of directors intends to propose any matters of business at the meeting other than the proposals described in this proxy statement. Neither we nor our board or directors know of any matters to be proposed by others at the meeting.

Stockholder Proposals for Next Annual Meeting

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our next Annual Meeting of Stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than December 31, 2026, in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to our next annual meeting. However, if the date of our next annual meeting is changed by more than 30 days from the anniversary of our 2026 Annual Meeting, then the deadline to submit such stockholder proposals is a reasonable time before we begin to print and send our proxy materials.

Stockholder proposals intended to be presented at our next annual meeting submitted outside the processes of Rule 14a-8 or stockholder proposals to nominate a director candidate to be considered by the board of directors must be received in writing by us no later than the close of business on April 16, 2027, nor earlier than February 15, 2027, together with all supporting documentation and information required by our bylaws; provided, however, that if our next annual meeting is advanced more than 30 days or delayed more than 60 days after the anniversary of our 2026 Annual Meeting, such notice must be received in writing by us not earlier than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting nor later than the close of business on the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date is first made. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

In addition to satisfying the foregoing requirements under the bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2027. If the date of the 2026 Annual Meeting is more than 30 days before or after June 15, 2027, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide such notice by the later of 60 days prior to the meeting or the 10th day after the Company first publicly announces the date of the meeting. The deadline under Rule 14a-19(b) is a minimum notice requirement that does not override or supersede the earlier deadline in our bylaws. A stockholder intending to solicit proxies in support of director nominees other than our nominees must satisfy the requirements of both our bylaws and Rule 14a-19, which imposes conditions beyond those in our bylaws. Rule 14a-19(b) requires that the stockholder’s notice to us must include the names of all nominees for whom the stockholder intends to solicit proxies and must include a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than our nominees.

ORGANOGENESIS HOLDINGS INC. 85 DAN ROAD CANTON, MA 02021 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ORGO2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS T00154-Z93033 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY3 ORGANOGENESIS HOLDINGS INC. The Board of Directors recommends a Vote FOR ALL director nominees listed in proposal 1 and FOR proposals 2 and 3. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 01) Robert Ades 02) Michael J. Driscoll 03) Prathyusha Duraibabu 04) Jon Giacomin 05) Gary S. Gillheeney, Sr. 06) Michele Korfin 07) Arthur S. Leibowitz 08) Glenn H. Nussdorf 09) Gilberto Quintero ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! ORGANOGENESIS HOLDINGS INC. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 2. Approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in the Company’s proxy statement for its 2026 annual meeting of shareholders. 3. Appointment of RSM US LLP as independent registered public accounting firm for fiscal year 2026. 1. Election of Directors The Board of Directors recommends a Vote FOR ALL director nominees listed in proposal 1 and FOR proposals 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. ORGANOGENESIS HOLDINGS INC. Annual Meeting of Shareholders June 15, 2026 11:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Gary S. Gillheeney, Sr. and Lori Freedman, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of capital stock of ORGANOGENESIS HOLDINGS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, EDT on June 15, 2026, at www.virtualshareholdermeeting.com/ORGO2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side